   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 2002.

                                                      REGISTRATION NO. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                OHIO LEGACY CORP
        (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

             Ohio                                 6021                            34-1903890
--------------------------------     --------------------------------    --------------------------------
 (State or other Jurisdiction          (Primary Standard Industrial             (I.R.S. Employer
of Incorporation or Organization)      Classification Code Number)             Identification No.)

                                OHIO LEGACY CORP
                             305 WEST LIBERTY STREET
                               WOOSTER, OHIO 44691
                                 (330) 262-0437

  (Address, and Telephone Number of Principal Executive Offices and Principal
                               Place of Business)


                                 L. DWIGHT DOUCE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                OHIO LEGACY CORP
                             305 WEST LIBERTY STREET
                               WOOSTER, OHIO 44691
                                 (330) 263-1955

           (Name, Address, and Telephone Number of Agent for Service)


                                   Copies to:

     M. PATRICIA OLIVER, ESQ.                              JOHN C. VORYS, ESQ.
  SQUIRE, SANDERS & DEMPSEY L.L.P.                VORYS, SATER, SEYMOUR AND PEASE LLP
4900 KEY TOWER, 127 PUBLIC SQUARE                          52 EAST GAY STREET
    CLEVELAND, OHIO 44114-1304                               P.O. BOX 1008
        (216) 479-8500                                   COLUMBUS, OHIO 43216
                                                            (614) 464-6211

                  Approximate date of proposed sale to public:
 As soon as practicable after the effective date of this Registration Statement.


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED           PROPOSED MAXIMUM
               TITLE OF EACH                     AMOUNT TO BE     MAXIMUM OFFERING      AGGREGATE OFFERING        AMOUNT OF
   CLASS OF SECURITIES TO BE REGISTERED           REGISTERED       PRICE PER UNIT              PRICE           REGISTRATION FEE
Common Shares, without par value                    1,000,000                  $10             $10,000,000              $920.00

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 [SUBJECT TO COMPLETION, DATED OCTOBER 15, 2002]

[THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.]

                                     [LOGO]

                                OHIO LEGACY CORP

                             1,000,000 COMMON SHARES

                                  $__ PER SHARE

      We are offering for sale 1,000,000 common shares, at an anticipated price of between $____ and $_____ per share. We will receive all of the net proceeds from the sale of these shares. There is currently no public market for the common shares. In connection with this offering, we are applying to have our shares included in the Nasdaq SmallCap Market under the symbol "____", and while Friedman Billings Ramsey & Co., Inc. (the "Underwriter") has agreed to make a market in our shares, we do not expect an active and liquid public market to develop after the offering. The last known sales price at which our shares exchanged hands was $10.00.

      THIS INVESTMENT INVOLVES A SIGNIFICANT DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE [___].

                                                     Per Share         Total
Public offering price .....................           $______         $_______
Underwriting discounts
   and commissions.........................            ______          _______
Proceeds to Ohio Legacy Corp (1)...........            ______          _______

(1) Before deducting estimated offering expenses payable by us in the amount of $_________.

      We have granted the Underwriter an option for a period of 30 days to purchase up to 150,000 additional shares of our common shares at the public offering price, less the underwriting discount, to cover overallotments, if any. We expect the shares will be ready for delivery to purchasers on or about _________, 2002.

      THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

      NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM, THE OFFICE OF THE COMPTROLLER OF THE CURRENCY ("OCC") OR THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            FRIEDMAN BILLINGS RAMSEY


                The date of this prospectus is __________, 2002.

      No dealer, salesperson or other person is authorized to give any information or to make any representation not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the common shares offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. The information in this prospectus is current only as of its date.

                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY.......................................................................3
SELECTED FINANCIAL DATA.......................................................6
RISK FACTORS..................................................................7
FORWARD-LOOKING STATEMENTS...................................................12
USE OF PROCEEDS..............................................................13
DETERMINATION OF OFFERING PRICE..............................................13
DIVIDEND POLICY..............................................................13
MARKET FOR THE COMMON SHARES.................................................14
SHARES ELIGIBLE FOR FUTURE SALE..............................................14
CAPITALIZATION...............................................................16
MANAGEMENT DISCUSSION AND ANALYSIS...........................................18
BUSINESS.....................................................................37
DESCRIPTION OF PROPERTIES....................................................44
SUPERVISION AND REGULATION...................................................45
MANAGEMENT...................................................................55
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................62
SECURITY OWNERSHIP OF MANAGEMENT.............................................63
DESCRIPTION OF SECURITIES....................................................64
LEGAL MATTERS................................................................68
EXPERTS......................................................................69
WHERE YOU CAN FIND MORE INFORMATION..........................................69

                                     SUMMARY

      This summary highlights information contained in other parts of this prospectus. Because this is a summary, it may not contain all of the information you should consider before investing in our shares. You should carefully read this entire prospectus, including the "Risk Factors" section, and the documents we refer to under "Where To Find More Information." Unless we otherwise specify, all information in this prospectus assumes no exercise of the Underwriter's over-allotment option. See "Underwriting."

      We use the term "we" to refer to Ohio Legacy Corp, a bank holding company organized under the laws of the State of Ohio. We use the term "Ohio Legacy Bank" to refer to Ohio Legacy Bank, National Association, a national bank organized under the federal laws of the United States. In some cases, a reference to "we" will include Ohio Legacy Bank, since Ohio Legacy Bank is our wholly-owned subsidiary.

OHIO LEGACY CORP

      We are the holding company for Ohio Legacy Bank, a national bank which opened for business in October 2000. Our principal office is in Wooster, Ohio. We also have branch offices in Canton and Millersburg, Ohio. Ohio Legacy Bank focuses on the local community, emphasizing personal service to individuals and businesses in the Wayne, Stark and Holmes County, Ohio markets. Our growth since formation has been significant. At June 30, 2002, we had consolidated total assets of $118.9 million, net loans of $70.0 million, deposits of $106.9 million and shareholders' equity of $6.9 million.

OUR MANAGEMENT TEAM

      Our executive management team includes three individuals who have significant experience serving our primary market area. L. Dwight Douce, our President and Chief Executive Officer, has over 29 years of banking experience, including 20 years in the Wooster market. Prior to founding Ohio Legacy Corp, Mr. Douce served as President-Chief Operating Officer of Signal Bank, a $1.8 billion commercial bank headquartered in Wooster, which operated more than 25 branches prior to its February 1999 sale to FirstMerit Corp. Steven G. Pettit, the Senior Loan Officer and President of our Stark County Division, has over 15 years of experience with several large regional banks in both Stark and Wayne counties. Robert E. Boss, the Senior Vice President of Commercial Lending and President of our Holmes County Division, has more than 20 years of financial institution experience with community banks in this market area. Our management team is committed to the highest level of customer service and responsiveness and has substantial knowledge about the needs of small and medium-sized businesses and consumers in Ohio. We also have a board of directors comprised of individuals who are well respected in their communities and who have been instrumental in our growth. Our board members and executive officers currently own 54.7% of our stock.

OUR BUSINESS STRATEGY

      Our business strategy is focused on providing a high level of service to small and medium-sized business customers as well as consumers in our markets. We offer a wide range of products and services, including commercial loans, commercial real estate loans, residential mortgage loans, home equity and other consumer loans, as well as various deposit and private banking options. In addition, we offer specialized services, such as a courier service, to our small business customers. We deliver our high level of service by staffing our three banking centers with community-minded and responsive management teams that have significant local decision-making authority. While delivering a high level of service, we also seek to operate efficiently, in part through the effective outsourcing of data processing and other back room operations.

      We believe that we are well-positioned to capitalize on the market opportunities created by consolidation in the banking industry, as our experienced management team seeks to provide expedited loan decisions and a higher level of service than may be available at larger regional banks. Our goal is to continue to achieve market share growth in our existing markets while selectively exploring contiguous market expansion.


OUR MARKET OPPORTUNITIES

      We believe opportunities continue to exist as a result of the consolidation in the banking industry. We believe this consolidation has created an attractive market segment for banks like ours which provide a broad range of services, similar to those of the super-regional banks, but delivered with the personalized attention of small community banks. Members of our executive management team have established careers in the financial services industry and they recognize this market opportunity. We selected Wayne, Stark and Holmes counties for our activities because of our management team's extensive experience in these markets, local customer relationships, and what we believe to be each area's favorable economic and demographic environment.

OUR MARKET AREA

      Our primary market area is comprised of Wayne, Stark and Holmes counties in northeastern Ohio. These three counties had a combined population of approximately 529,000 in 2000, according to U.S. Census data. Combined bank, thrift and credit union deposits in the three counties as of June 2001 were approximately $6.5 billion, according to SNL Financial.

      We believe that our local market opportunities are attractive. According to the Ohio Department of Job and Family Services, unemployment rates in July 2002 for Wayne, Stark and Holmes counties were 4.5%, 5.2% and 3.1%, respectively. Those rates compare favorably to statewide and nationwide employment rates of 5.8% and 6.0%, respectively. Moreover, average household income levels in our market area are attractive, at $53,700 in Wayne County, $53,200 in Stark County and $57,900 in Holmes County, according to SNL Financial.

      The area has attracted a number of large employers, including Timken, Diebold, J.M. Smucker and Newell Rubbermaid. The College of Wooster, the Ohio Agricultural Research and Development Center and the Agricultural Technical Institute are also large area employers. The area also has a significant number of small and medium-sized manufacturing companies and service providers. These small businesses represent our primary focus, as we believe that many of these businesses are seeking the high degree of service which we believe we provide.

OCC AGREEMENT

      After a regular examination of Ohio Legacy Bank in early 2002, the OCC required us to sign an agreement that we would adopt and implement a strategic plan, a capital plan and a staffing plan and that we would bolster our information and data processing capabilities. The agreement also requires the implementation of a system of independent loan review to properly categorize our loans and to better assure the timely identification of potential problem credits. We also are required to maintain certain capital levels. Because we have executed the agreement, we must obtain approval from the OCC before taking certain actions or engaging in certain activities. Failure to comply with the agreement could result in further restrictions on our activities.

      We have taken steps to comply with the OCC agreement, including adopting a plan for maintaining required capital levels. The offering described in this prospectus is one of the strategies identified in the capital plan. Our sale of common shares in this offering, the net proceeds of which we will contribute to Ohio Legacy Bank, will assist Ohio Legacy Bank in exceeding the capital levels required by the OCC agreement.

GENERAL INFORMATION

      We incorporated in Ohio in 1999. Our principal office is located at 305 West Liberty Street, Wooster, Ohio 44691. Our telephone number is (330) 263-1955.

THE OFFERING

Shares offered................................................     1,000,000

Shares outstanding after the offering.........................     1,965,500

Shares outstanding after the offering if all 87,000 options
and all 339,800 warrants are exercised........................     2,392,300

Use of proceeds...............................................    We are raising funds in this
                                                                  offering for general corporate
                                                                  purposes and to support further
                                                                  growth of our operations while
                                                                  maintaining our capital at an
                                                                  Acceptable level.

                             SELECTED FINANCIAL DATA

                                                 Six Months Ended
                                                       June 30,            Years Ended December 31,
                                               -----------------------    ---------------------------
                                                 2002           2001           2001          2000
                                                   (dollars in thousands, except per share data)
RESULTS OF OPERATIONS:                                 (unaudited)
  Interest income.........................    $   3,032      $     848      $   2,703      $     171
  Interest expense........................        1,878            467          1,667             66
  Net interest income.....................        1,154            381          1,036            105
  Provision for loan losses...............          251            110            350             36
  Noninterest income......................          120             27            107              2
  Noninterest expense.....................        1,189            926          1,914            945
  Provision for income taxes..............           --             --             --             --
                                              ---------      ---------      ---------      ---------
             Net income (loss)............    ($    166)     ($    628)     ($  1,121)     ($    874)
                                              =========      =========      =========      =========
PER SHARE DATA:
  Net income-basic and diluted............    ($   0.17)     ($   0.65)     ($   1.16)     ($   3.57)
  Book value..............................    $    7.19      $    7.64      $    7.16      $    8.29
  Dividends...............................           --             --             --             --

BALANCE SHEET DATA:
  Assets..................................    $ 118,865      $  44,101      $  78,570      $  13,939
  Loans...................................       69,969         23,872         51,426          4,428
  Allowances for loan losses..............          635            146            386             36
  Securities..............................       35,847          4,513         16,178          1,045
  Deposits................................      106,932         35,629         70,516          5,570
  Obligated mandatorily redeemable capital
    securities of subsidiary trust........        3,325             --             --             --
  Shareholders' equity....................        6,941          7,374          6,916          8,000

PERFORMANCE RATIOS:
  Net interest margin.....................         2.39%          3.12%          2.56%          4.22%
  Interest rate spread....................         2.17%          1.58%          1.75%         -0.18%
  Noninterest income to average assets....         0.23%          0.21%          0.25%          0.05%
  Noninterest expense to average assets...         2.31%          7.06%          4.42%         32.01%
  Efficiency ratio........................        93.30%        226.87%        167.49%        884.59%

ASSET QUALITY RATIOS:
  Allowance for loan losses to
    total loans...........................         0.90%          0.61%          0.74%          0.81%
  Nonperforming loans to total loans......           --             --             --             --
  Nonperforming assets to average assets..           --             --             --             --
  Net charge-offs to average loans........           --             --             --             --

CAPITAL RATIOS:
  Shareholders' equity to total assets....         5.80%         16.72%          8.80%         57.39%
  Tier 1 capital to risk-weighted assets..        13.65%         27.35%         13.40%        124.60%

                                  RISK FACTORS

      An investment in our shares involves a significant degree of risk. You should carefully consider the following risk factors together with all the other information included in this prospectus before you decide to purchase our shares.

OUR SUCCESS LARGELY DEPENDS UPON THE SKILL AND EXPERIENCE OF OUR SENIOR MANAGEMENT TEAM.

      We currently heavily depend upon the services of L. Dwight Douce, our President and Chief Executive Officer, Steven G. Pettit, Senior Loan Officer and President of the Stark County Division of Ohio Legacy Bank and Robert E. Boss, Senior Vice President of Commercial Lending and President of the Holmes County Division of Ohio Legacy Bank. Our business would suffer if we lost the services of any of these individuals. We have entered into one-year employment agreements with automatic one-year renewals with these individuals but cannot assure their continued service. We do not have key man life insurance with respect to any of our officers. Our future success also depends on our ability to identify, attract and retain qualified senior officers and other employees in our identified markets.

CERTAIN REGULATORY LIMITATIONS HAVE BEEN IMPOSED UPON US.

      After a regular examination of Ohio Legacy Bank in early 2002, the OCC requested the board of directors to sign an agreement, executed in 2002, requiring the adoption and implementation of certain plans, policies and strategies and the taking of specific actions for the documentation of loans. The plans and strategies require us to employ additional staff, improve management information system and information security programs and to put into effect an independent, ongoing system for review of our loan and lease portfolios to assure timely identification and categorization of problem credits. The agreement also requires that Ohio Legacy Bank maintain certain capital levels in order to provide a measure of security for such a rapidly growing institution. Our asset growth is limited by the agreement to 5% per calendar quarter until certain actions set forth in the agreement have been achieved. Failure to comply with the agreement could result in further restrictions on our activities.

      Although many of the actions required by the OCC agreement already had been scheduled for implementation, compliance with the agreement has resulted in increased non-interest expenses compared to expenses in 2001 and may continue to result in increased expenses in the future.

      WE OPERATE IN A HIGHLY REGULATED INDUSTRY.

      We operate in a highly regulated industry and are subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the FDIC, and the OCC. These regulations generally are intended to provide protection for depositors and customers rather than to benefit investors. We also are subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. See "Supervision and Regulation" beginning on page [___].


WE HAVE INCURRED A LOSS SINCE OUR START-UP THROUGH THE END OF MAY 2002.

      As a result of start-up expenditures and the time it has taken us to develop a deposit base and loan portfolio, we accumulated a loss during our start-up period. Although we have recorded a small profit, on a monthly basis, since June 2002, we cannot guarantee that we will continue to operate profitably. If we do not continue to operate profitably and recover our accumulated operating losses, you may suffer a significant decline in, or the total loss of, the value of your investment in our shares.

OUR ALLOWANCE FOR LOAN LOSSES MAY NOT BE SUFFICIENT TO ABSORB ACTUAL LOSSES.

      Because of our brief operating history, we have no precise method of predicting loan losses and therefore we cannot assure you that our allowance for loan losses will be sufficient to absorb actual loan losses. The occurrence of any significant unanticipated loan losses will harm our financial condition and results of operations. The following factors make our evaluation of our allowance for loan losses more subjective than that of other banks with established lending histories:

      - our short operating history may prevent management from accurately predicting loan losses based on historical experience;

      - we do not have long-term relationships with all of our banking customers and therefore are uncertain of the impact that fluctuations in the local and global economy may have on their businesses; and

      - because of our small business focus, the principals of the small businesses may have many different types of loans with us and a default on one of these loans may have an adverse effect on the other loans.

OUR CONTINUED GROWTH MAY NEGATIVELY AFFECT PROFITABILITY.

      Since formation, we have grown significantly, to $118.9 million in assets at June 30, 2002, and we have added one new branch. Our business plan calls for continued expansion. Continued expansion may detrimentally impact our future profitability in several ways, including through potential loan losses and the need for future additions to our loan loss reserve, and an increase in operating and other non-interest expenses associated with growth. Our rapid growth may result in unexpected financial and operating problems, including problems in our loan portfolio due to its unseasoned nature, which may affect the value of our shares. Accordingly, we cannot assure you that we will be successful in managing our expansion, and the failure to do so would adversely affect our financial condition and operating results.

WE COMPETE WITH MANY LARGER FINANCIAL INSTITUTIONS THAT HAVE FAR GREATER FINANCIAL RESOURCES THAN WE HAVE, WHICH COULD PREVENT US FROM ATTRACTING CUSTOMERS AND MAY CAUSE US TO HAVE TO PAY HIGHER INTEREST RATES TO ATTRACT AND MAINTAIN CUSTOMERS.

      We encounter strong competition from other bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, securities brokerages, insurance companies, mortgage banking companies, money market mutual funds, asset-based non-bank lenders and other financial institutions. Some of these competitors have been in business for many decades and already have established customer bases and name recognition, as well as greater financial and personnel resources than we have. Some are large super-regional and regional banks, like KeyBank, National City Bank, FirstMerit Bank and Sky Bank, which offer services such as extensive and established branch networks, trust services, internet banking and other technology products, that we do not provide and may not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits which may affect our profitability. In addition, competitors that are not depository institutions generally are not subject to the extensive regulations that apply to us.

WE MAY NOT BE ABLE TO COMPETE FOR LARGE CUSTOMERS BECAUSE OF OUR COMPARATIVELY LOW LENDING LIMITS.

      We are limited in the amount we can loan a single borrower by the amount of Ohio Legacy Bank's capital. The legal lending limit to a single borrower is 15% of Ohio Legacy Bank's capital and surplus, plus an amount not to exceed 10% of Ohio Legacy Bank's capital and surplus if the additional amount is fully secured by certain forms of "readily marketable collateral." Currently, our lending limit is approximately $1.5 million. Our lending limit is significantly less than the limit for most of our competitors and may affect our ability to seek relationships with larger businesses in our market area, although we can accommodate larger loans by selling participations in those loans to other financial institutions. We cannot guarantee, however, that we will succeed in attracting or maintaining customers seeking larger loans or that we will be able to participate these loans on favorable terms.

INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM OUR BUSINESS.

      Our results of operations may be materially affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. Our profitability is dependent to a large extent on our net interest income, which is the difference between our income on interest-earning assets, such as loans, and our expense on interest-bearing liabilities, such as deposits. A significant change in market interest rates could adversely affect our earnings. Consequently, we are particularly sensitive to interest rate fluctuations. As we retain ownership of most of the real estate loans we originate, we face a greater risk of rapid changes in interest rates than banks which sell their loans in secondary markets.

TO THE EXTENT OUR THIRD-PARTY SERVICE PROVIDERS FAIL TO PERFORM, OUR ABILITY TO PROCESS BANKING TRANSACTIONS WILL SUFFER.

      We are dependent on third parties to provide a number of our core processing functions, from outsourcing our back office operations, to data processing and other products and services. If these third parties fail to maintain the operational integrity of their networks, our internal operations will be harmed.

ONLY A LIMITED TRADING MARKET WILL EXIST AFTER THE OFFERING, WHICH COULD LEAD TO PRICE VOLATILITY AND LOSSES FOR INVESTORS PURCHASING IN THIS OFFERING.

      In connection with this offering, we are applying to have our shares included in the Nasdaq SmallCap Market. We cannot assure you that an active and liquid trading market for our shares will ever develop. The limited trading market for our shares may cause fluctuations in the market value of our shares to be exaggerated, leading to price volatility greater than that which would occur in a more active trading market. In addition, even if a more active market in our shares develops, we cannot assure you that such a market will continue or that shareholders will be able to sell their shares at or above the offering price. Further, sales of a substantial amount of shares in the public market, or the perception that such sales could occur, could adversely affect the prevailing market prices for our shares.

CHANGES IN ECONOMIC CONDITIONS, IN PARTICULAR AN ECONOMIC SLOWDOWN IN NORTHEASTERN OHIO, COULD HURT OUR BUSINESS MATERIALLY.

      Our business is directly affected by factors such as economic, political, military and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, in particular an economic slowdown in Northeastern Ohio, or a military conflict involving the United States, could result in the following consequences, any of which could hurt our business materially:

      -     loan delinquencies may increase;

      -     problem assets and foreclosures may increase;

      -     demand for our products and services may decline;

      -     low cost or non-interest bearing deposits may decrease; and

      - collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with our existing loans.


FUTURE SALES OF SHARES COULD DECREASE THE MARKET VALUE OF YOUR SHARES.

      If we sell a substantial number of our shares in the public market following this offering, or if there is the perception that such sales could occur, the market value of your shares could decrease. After the offering, we will have 1,965,500 shares outstanding, a stock option plan under which we may grant options to purchase 200,000 shares (of which 87,000 have been granted to date at an exercise price of $10.00), and outstanding warrants to purchase 339,800 common shares at $10.00 per share. The shares being sold in this offering will be eligible for sale in the open market without restriction, except for shares purchased by "affiliates" as that term is defined in Rule 144 of the Securities Act. Our officers, directors and some of our existing shareholders have agreed not to sell any of their shares for 180 days following the closing of the offering without the prior written consent of the underwriter. Following the expiration of this 180 day lock-up period, these shares will be eligible for sale in the public market subject to compliance with volume limitations and other conditions of Rule 144. The market price of your shares could decline based on the sale or availability for sale of shares now held by our existing shareholders or of shares which may be issued under our stock option plan or warrants. See "Shares Available for Future Sales."

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SIGNIFICANT NUMBER OF SHARES, WHICH WILL ALLOW THEM TO DIRECT THE MANAGEMENT OF THE COMPANY.

      Our directors and executive officers own approximately 482,500 shares, which will equal approximately 24.5% of our total outstanding shares, after giving effect to this offering. If our directors and executive officers exercise all of their options and warrants, they will, as a group, own approximately 33.0% of our outstanding shares, after giving effect to this offering. We currently anticipate that our directors and executive officers will purchase an additional ____ shares in this offering. To the extent that our directors and executive officers vote together, they have the ability to exert significant influence over the election of our board of directors, as well as our policies and business affairs, and their interests may not be the same as yours.

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS ON OUR SHARES.

      We currently do not intend to pay dividends on our shares. Instead, we intend to reinvest our earnings in our business. We are substantially dependent upon dividends from Ohio Legacy Bank to pay our expenses, including debt repayment, and to pay cash dividends to shareholders. Ohio Legacy Bank is subject to regulatory limits on the payment of dividends, which may limit our ability to receive these dividends.

OUR ARTICLES AND REGULATIONS CONTAIN PROVISIONS THAT COULD DETER TAKEOVER ATTEMPTS, EVEN AT A PRICE ATTRACTIVE TO SHAREHOLDERS.

      Our articles of incorporation and code of regulations, along with Ohio and federal law, may make it difficult to change or gain control of Ohio Legacy Corp, even at an attractive price to shareholders. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions may reduce the market price of our shares. Some of these provisions also may make the removal of the current board of directors or management more difficult. These provisions include:

      -     restrictions on the acquisition of our equity securities;

      - the classification of the terms of the members of our board of directors;

      -     shareholder meeting restrictions;

      - the ability to issue serial preferred shares and additional shares without shareholder approval; and

      - supermajority provisions for the approval of specified business combinations.

See "Description of Securities" beginning on page [___].

                           FORWARD-LOOKING STATEMENTS

      Some of the information in this prospectus, including the summary, contains "forward-looking statements" concerning Ohio Legacy Corp and Ohio Legacy Bank and their operations, performance, financial condition and likelihood of success.

      You can identify these statements by use of terms such as "expect," "believe," "goal," "plan," "intend," "estimate," "may," and "will" or similar words. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those described in the "Risk Factors" section and other parts of this prospectus, that could cause our actual results to differ materially from those anticipated in these forward-looking statements. Although we believe that the expectations reflected in such forward looking statements are reasonable, we can give no assurance that any expectations will prove to be correct. We do not undertake any obligation to release publicly any revisions to such forward looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


                                 USE OF PROCEEDS

      The net proceeds of this offering will be used as working capital for general corporate purposes and to fund our future growth while maintaining our capital at an acceptable level. In addition, a larger capital base will permit Ohio Legacy Bank to make larger loans, and to better penetrate our market areas. We will have significant discretion regarding when and how the proceeds will be applied toward the expansion of our business.

      We also may use the proceeds to expand, for example, by opening additional facilities or acquiring other financial institutions, and although we currently have no such definitive plans we intend to explore opportunities as they arise.

                         DETERMINATION OF OFFERING PRICE

      We have determined the offering price of the shares through negotiations with the underwriter, taking into consideration a variety of factors, including:

      -     the pro forma book value of our shares;

      -     the limited trading history of our shares;

      - our history of operating losses and our prospects for future earnings;

      - our current performance and the prospects of the banking industry in which we compete;

      - the general condition of the securities market at the time of the offering; and

      - the prices of equity securities of comparable commercial bank holding companies.

                                 DIVIDEND POLICY

      We currently do not intend to pay dividends on our shares. Instead, we intend to reinvest our earnings in our business. Future dividend policy will depend on Ohio Legacy Bank's earnings, capital requirements, financial condition and other factors deemed relevant by our board of directors.

      Our ability to pay any cash dividends will depend primarily on Ohio Legacy Bank's ability to pay dividends to Ohio Legacy Corp, which depends on the profitability of Ohio Legacy Bank. In order to pay dividends, Ohio Legacy Bank must comply with the requirements of all applicable laws and regulations, as well as the OCC Agreement discussed below. See "Supervision and Regulation - Ohio

Legacy Bank - Dividends" on page [___] and "Supervision and Regulation - Ohio Legacy Bank - Capital Regulations" on page [___]. In addition to the availability of funds from Ohio Legacy Bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

                          MARKET FOR THE COMMON SHARES

      There is no established market for our shares, which have been traded inactively in private transactions. Therefore, no substantial reliable information is available as to trades of shares or as to the prices at which shares have traded. All private transfers which have been reported to us have been transacted at $10.00 per share. At the present time, we have no market makers for our common shares. However, in connection with this offering, we are applying to have our shares included in the Nasdaq SmallCap Market under the symbol "____". In addition, the Underwriter has agreed to become a market maker for our shares upon completion of this offering. Acting as a market maker involves the publication of "bid" and "ask" prices and maintaining the ability, subject to compliance with various securities law and other regulatory requirements, to act as principal in effecting transactions in reasonable quantities at the quoted prices. We anticipate that, upon completion of this offering, we will have two additional market makers.


                         SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of the offering, we will have 1,965,500 shares outstanding (or 2,115,500 shares if the Underwriter exercises its over-allotment option). All of the shares sold in this offering, plus any shares sold if the Underwriter exercises its over-allotment option, and __________ of the presently outstanding shares will be freely tradable without restriction or registration under the Securities Act unless purchased by our affiliates, which generally include our officers and directors. Any shares purchased by affiliates in the offering may be sold in the public market generally only if they qualify for an exemption from registration under Rule 144 of the Securities Act.

      Our directors and executive officers have agreed that, for a period of 180 days after the date of this prospectus, they will not, without the prior written consent of the Underwriter, offer, sell, contract to sell or otherwise dispose of any equity securities (or any securities exercisable for or convertible into such securities). Given these contractual restrictions, beginning 180 days after the date of this prospectus, the 482,500 outstanding shares and 307,100 shares issuable upon the exercise of warrants and presently exercisable options held by our directors and executive officers would be available for sale in the public market generally subject to the limitations of Rule 144.

      As of June 30, 2002, we had outstanding warrants exercisable for a total of 339,800 shares at a price of $10.00 per share. The exercise price of the warrants may be subject to adjustment pursuant to the warrants' anti-dilution provision. In addition, our directors hold options to purchase a total of 38,500 shares, and our employees hold options to purchase 48,500 shares, all at $10.00 per share. For more information, see "Capitalization." The shares issuable upon exercise of the warrants and non-qualified options will be restricted securities under Rule 144.

      In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from us or any of our "affiliate[s]," as that term is defined under the Securities Act, the acquirer or subsequent holder is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares (approximately 19,655 shares immediately after the offering, assuming no exercise of the Underwriter's over-allotment option). Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of currently public information about us. If two years have elapsed since the later of the date of acquisition of restricted shares from us or from any of our affiliates, and the acquirer or subsequent holder of the shares is deemed not to have been one of our affiliates at any time during the 90 days preceding a sale, that person would be entitled to sell the shares in the public market under Rule 144 without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

      We have filed a registration statement on Form S-8 under the Securities Act to register common shares reserved for issuance under our Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan (the "Omnibus Plan"). As of December 31, 2001, no shares had been issued under the Omnibus Plan, although options to purchase 87,000 shares have been granted since then.

                                 CAPITALIZATION

      The following table sets forth the capitalization of Ohio Legacy as of June 30, 2002, and as adjusted to give effect, after deducting offering expenses, to the sale of the shares offered with this prospectus, at an assumed offering price of $9.50 per share. This table does not include the potential exercise of stock options or warrants.

                                                                    As of June 30, 2002
                                                                  --------------------------
                                                                               As Adjusted
                                                                   Actual    for Shares Sold
                                                                  -------    ---------------
                                                                   (dollars in thousands)

Borrowings.........................................               $  1,091        $  1,091
Trust preferred securities.........................                  3,325           3,325
Shareholders' equity
         Preferred stock - no par value,
          500,000 shares issued and
          outstanding..............................                     --              --

         Common stock - no par value,
          2,500,000 shares authorized,
          965,500 shares issued and outstanding;
          1,965,500 shares issued and
          outstanding as adjusted..................                  8,989          17,589(1)
         Accumulated deficit.......................                 (2,280)         (2,280)
         Accumulated other comprehensive
             income................................                    232             232
                                                                  --------        --------
         Total shareholders' equity................                  6,941          15,541
                                                                  --------        --------
          Total capitalization.....................               $ 11,357        $ 19,957
                                                                  ========        ========

(1) Represents the sale of 1,000,000 shares at an assumed offering price of $9.50 per share less estimated offering costs of $900,000.

IMPACT OF WARRANTS

      We granted 147,300 warrants to our directors at the time of closing of our initial offering in October 2000. The warrants vest in approximately equal percentages each year over a three-year period from the date of grant. Each warrant entitles the holder to purchase a share of common stock at the price of $10.00 per share and will expire ten years from the date of issuance. At December 31, 2001, 49,100 warrants were exercisable.

      Also, as part of the initial offering, we issued shareholders one warrant for every five shares of stock they purchased, resulting in the issuance of 193,000 warrants. The warrants carry no voting rights and may be exercised at any time within the seven years following their issuance. Each warrant entitles the holder to purchase one common share at a purchase price of $10.00 at any time during the life of the warrant. We may call the warrants at any time at $0.10 per warrant. If called, each holder of a warrant must exercise the warrant within 30 days or the warrant will expire with no payment being made to the warrant holder, other than the $0.10 per warrant. The warrants are only transferable with the underlying common shares in increments of one warrant for every five shares transferred. Warrants to purchase 500 common shares were exercised during 2001. No warrants were previously exercised.

      If all existing warrants were exercised, we would receive approximately $3.4 million in new capital and would issue 339,800 shares. The pro forma book value per share as of June 30, 2002 (without giving effect to this offering or the possible exercise of options) would have increased from $7.19 to $7.92 if all existing warrants were exercised.


IMPACT OF STOCK OPTIONS

      In October 1999, we adopted a stock option plan providing for the grant of non-qualified stock options to directors and key employees of Ohio Legacy Corp and Ohio Legacy Bank. If all existing outstanding options were exercised, we would receive approximately $870,000 in new capital and would issue 87,000 shares. The pro forma book value per share as of June 30, 2002 (without giving effect to this offering or the possible exercise of warrants) would have increased from $7.19 to $7.42 if all existing options were exercised.

      As of June 30, 2002, we had 350 shareholders of record, 350 holders of warrants of record and 28 holders of options.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      In the following section, management presents an analysis of Ohio Legacy Corp's financial condition and results of operations as of and for the quarter and six month periods ended June 30, 2002 and June 30, 2001. This discussion is provided to give shareholders a more comprehensive review of the operating results and financial condition than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data elsewhere in this report. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, future performance involves risks and uncertainties, which may cause actual results to differ materially from those expressed in the forward-looking statements. See "Forward-Looking Statements."

GENERAL

      Formed in 1999, Ohio Legacy Corp owns all of the stock of Ohio Legacy Bank, a national bank that commenced business on October 3, 2000. The Bank provides a full range of traditional commercial and consumer banking services for small to medium sized businesses as well as retail customers. As of June 30, 2001, Ohio Legacy Bank had been in existence for only nine months. During 2001 and through June 2002, Ohio Legacy experienced growth due to what management believes are its competitive pricing strategies and referrals from its existing customers. As a result, balance sheet amounts as of June 30, 2002 and 2001 and operating results for 2002 and 2001 will not be comparable.

FINANCIAL CONDITION - JUNE 30, 2002 COMPARED TO DECEMBER 31, 2001

      ASSETS. At June 30, 2002 total assets were $118.9 million, as compared to assets of $78.6 million at December 31, 2001, for an increase of $40.3 million, or 51.3%. This increase was funded by growth in deposits of $36.4 million and the issuance of $3.3 million in trust preferred securities. The increase in assets came primarily from growth in loans of $18.6 million from December 31, 2001 and growth in securities of $19.7 million during the same time period.

      LOANS. At June 30, 2002, total loans were $70.0 million, an increase of $18.6 million, or 36.1%, from $51.4 million at December 31, 2001. The loan growth resulted primarily from an increase of $7.3 million in one- to four-family residential loans and $5.2 million in commercial and commercial real estate loans from December 31, 2001. We believe the growth in the commercial loan portfolio has been because of our concerted effort to provide quality service on a timely basis. We also cross sell commercial customers our courier service and cash management products. These extra services have been very well received by our commercial customers.

      We also attribute the growth in our residential and consumer areas to the high quality, personalized customer service we provide. The consumer loan portfolio increased by $1.5 million, or

28.8%, for the six month period ended June 30, 2002. The following table shows the detail of Ohio Legacy Bank's loan portfolio as of the dates indicated.

                                        At June 30, 2002        At December 31, 2001
                                     ---------------------    ------------------------
                                      Amount    % of total     Amount       % of total
                                     -------    ----------    --------      ----------
                                                 (dollars in thousands)
Commercial.......................   $  8,923      12.6%        $  9,599          18.5%
Mortgage loans on real estate
       1-4 family residential....     29,376      41.6           22,052          42.5
       Construction..............      3,751       5.3            1,313           2.5
       Multifamily residential...      4,268       6.0            1,990           3.8
       Commercial real estate....     17,470      24.7           11,575          22.3
Consumer.........................      6,908       9.8            5,363          10.4
                                    --------     ------        --------         ------
                                      70,696     100.0%          51,892         100.0%
Less:  Allowance for loan losses.       (635)    ======            (386)        ======
       Net deferred loan fees....        (92)                       (80)
                                    --------                   --------
Loans, net.......................   $ 69,969                   $ 51,426
                                    ========                   ========


      As of June 30, 2002, we had two loans, aggregating $47,000, which were thirty days or more delinquent. We had no nonperforming loans. Loans are considered nonperforming if they are over ninety days delinquent or if they are non-accruing. As of June 30, 2002, there were no significant loans as to which management had any doubt regarding the ability of the borrower to comply with the terms of the loan.

      SECURITIES. Total securities increased by $19.7 million, or 121.6%, for the six months ended June 30, 2002. The increase was primarily because of the substantial increase in deposit funds, which to this point have been invested in securities and loans. The securities portfolio is composed primarily of federal agency securities and mortgage-backed securities that have an average life of
3.2 years.

      The following table provides a detail of our securities portfolio.

                                                            Gross         Gross
                                            Amortized     Unrealized    Unrealized
                                              Cost          Gains         Losses      Fair Value
                                            ---------     ----------    ----------    ----------
                                                               (in thousands)
At June 30, 2002
  U.S. Government and federal agency notes..  $13,501        $157            ($1)      $13,657
  Mortgage-backed securities................   22,114         102            (26)       22,190
                                              -------        ----           -----      -------
    Total...................................  $35,615        $259           ($27)      $35,847
                                              =======        ====           =====      =======
At December 31, 2001
  U.S. Government and federal agency notes..  $11,003        $109           ($21)      $11,091

  Mortgage-backed securities................    5,133           3            (49)        5,087
                                              -------        ----           -----      -------
    Total...................................  $16,136        $112           ($70)      $16,178
                                              =======        ====           =====      =======



The following table shows the contractual maturities of our investment securities at June 30, 2002.


                                           Amortized   Fair
                                             Cost      Value
                                             ----      -----
                                             (in thousands)
U.S. Government and federal agency notes:
   Due one to five years..................  $12,503    $12,651
   Due five to ten years..................      998      1,006
Mortgage-backed securities................   22,114     22,190
                                             ------     ------
                                            $35,615    $35,847
                                             ======     ======



      PREMISES AND EQUIPMENT. The net investment in premises and equipment increased $695,000, from $1.6 million at December 31, 2001 to $2.3 million at June 30, 2002. The increase was due to the opening of a full service office facility in Millersburg, Ohio in March 2002. The lease on the office has been recorded as a capital lease.

      DEPOSITS. Total deposits increased by $36.4 million, or 51.6%, to $106.9 million at June 30, 2002, from $70.5 million at December 31, 2001. These funds were invested primarily in loans and securities. The growth in deposits, and in particular core deposits (noninterest-bearing checking, interest-bearing checking and statement savings accounts) was the result of what management believes to be competitive pricing on savings and the new branch office opening in Millersburg. Management also uses a courier service to attract new deposits from commercial customers.

      The following table provides detail of our deposit base as of the dates indicated.

                                   At June 30, 2002       At December 31, 2001
                                ---------------------   -----------------------
                                 Amount    % of total     Amount     % of total
                                --------   ----------   -----------  ----------
                                           (dollars in thousands)
Noninterest-bearing demand....  $  5,620        5.2%       $  2,467        3.5%
Interest-bearing demand.......     8,677        8.1           9,435       13.4
Savings.......................    38,774       36.3          14,830       21.0
Certificates of deposit.......    53,861       50.4          43,784       62.1
                                --------      ------       --------      ------
              Total deposits    $106,932      100.0%       $ 70,516      100.0%
                                ========      ======       ========      ======

The average amount and average rate paid on the above categories of deposits can be found on page ___ in the "Yield Analysis".

      OTHER BORROWINGS. During the first quarter of 2002, Ohio Legacy Corp created Ohio Legacy Trust I for the sole purpose of having the trust issue 8.25% trust preferred securities. The issuance generated $3.3 million, of which $3.1 million was contributed to Ohio Legacy Bank as capital and which, as a result, is included in Ohio Legacy Bank's regulatory capital calculation as Tier 1 capital.

CONSOLIDATED RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2001

      Ohio Legacy Corp has recorded steadily narrowing losses and has continued to approach profitability. The net loss for the three and six months ended June 30, 2002 decreased to $64,000 and $166,000, from $310,000 and $628,000 for the respective periods in 2001. The decreased losses from both periods were primarily a result of continued growth in net interest income as Ohio Legacy Bank's interest-earning asset base has grown, funded by increasing deposits. Basic and diluted loss per common share for the three and six months ended June 30, 2002 were $.07 and $.17 as compared to $.32 and $.65 for the same respective periods in 2001.

      NET INTEREST INCOME. Net interest income for the three and six months ended June 30, 2002 was $641,000 and $1.2 million, as compared to $196,000 and $381,000 in the same respective periods in 2001. The increase in net interest income for the six months ended June 30, 2002 of $774,000, or 203.1%, was due primarily to growth in our loans and securities portfolio, which was funded by deposit growth. The average yield on interest-earning assets for the six months ended June 30, 2002 was 6.29%, compared to 7.00% for the six months ended June 30, 2001. The decline in yield was a result of the decline in market interest rates that occurred throughout 2001 and 2002. The average rate paid on interest-bearing liabilities was 4.12% for the six months ended June 30, 2002 compared to 5.42% for the same period in 2001. The net interest margin was 2.39% for the six months ended June 30, 2002, compared to 3.12% for the six months ended June 30, 2001. The decrease in the net interest margin resulted from a higher percentage of interest-earning assets being funded by equity in the first half of 2001 compared to the first half of 2002, and due to the decrease in the yield earned on interest-earning assets. The ratio of average interest-earning assets to interest-bearing liabilities was 105.7% for the six months ended June 30, 2002 compared to 141.5% for the same period in 2001.

                                             Six Months Ended June 30, 2002             Six Months Ended June 30, 2001
                                         ------------------------------------      ---------------------------------------

                                          Average        Interest     Yield/       Average        Interest         Yield/
                                          Balance       Earned/Paid    Rate        Balance       Earned/Paid        Rate
                                         ---------       --------     -------      -------        --------         -------
                                                                      (dollars in thousands)
Interest-earning assets:
 Interest-bearing deposits
  and federal funds sold .............     $7,994            $66       1.66%       $10,012          $238            4.75%
 Securities available for sale(2).....     25,275            646       5.16%           908            38            8.37%
 Federal Reserve Bank stock...........        241              7       6.04%           267             8            5.99%
 Loans(1).............................     63,711          2,313       7.32%        13,197           564            8.55%
                                           ------          -----                    ------           ---
Total interest-earning assets.........     97,221          3,032       6.29%        24,384           848            7.00%
                                                           -----                                     ---
Noninterest-earning assets............      5,620                                    1,847
                                         --------                                   ------
 Total assets.........................   $102,841                                  $26,231
                                         ========                                   ======
Interest-bearing liabilities:

 Demand accounts......................   $  5,179             57       2.24%       $   826            13            3.15%
 Savings accounts.....................     31,913            536       3.38%           422             6            2.84%
 Money market accounts................      3,952             31       1.59%         3,346            73            4.36%
 Certificates of deposit..............     48,290          1,122       4.69%        12,514           368            5.88%
                                           ------          -----                    ------           ---
 Total interest-bearing deposits......     89,334          1,746       3.94%        17,108           460            5.38%
                                           ------          -----                    ------           ---
 Obligated mandatorily redeemable
  capital securities of subsidiary
  trust...............................      1,751             75       8.61%             -             -               -
 Capital lease obligation.............        802             55      13.79%           126             7           11.59%
 Other borrowings.....................         56              2       6.08%             -             -               -
                                           ------          -----                    ------           ---
  Total borrowings....................      2,609            132      10.15%           126             7           11.59%
                                           ------          -----                    ------           ---
  Total interest-bearing
    liabilities.......................     91,943          1,878       4.12%        17,234           467            5.42%
                                           ------          -----                    ------           ---
Noninterest-bearing demand............      3,446                                    1,166
Other noninterest-bearing liabilities.        701                                      115
                                           ------                                   ------
     Total liabilities................     96,090                                   18,515
                                           ------                                   ------
Shareholders' equity................        6,751                                    7,716
                                           ------                                   ------
Total liabilities and
    shareholders' equity............     $102,841                                  $26,231
                                         ========                                   ======
Net interest income, interest
     rate spread(3).................                     $ 1,154       2.17%                        $381            1.58%
                                                         =======                                    ====
Net interest margin(4)..............                                   2.39%                                        3.12%

(1)   Net of net deferred loan fees and costs and loans in process.
(2) Average balance includes unrealized gains and losses. Yield is based on amortized cost.
(3) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

      The increase in the net interest income for the three months ended June 30, 2002 from the same period in 2001 was also primarily due to growth in our net loan and securities portfolios.

      PROVISION FOR LOAN LOSSES. Management considers various factors, including portfolio risk, economic environment and loan delinquencies, in its determination of the level of the provision for loan losses. Loan quality is monitored on a monthly basis by management and, since June 30, 2002, on a quarterly basis by an independent third party. Delinquency is not material at this time, given the fact that Ohio Legacy Bank did not begin operations until October 2000. We do not have historical data on our loan portfolio to utilize in determining an appropriate allowance for loan losses. As a result of the lack of sufficient historical data from our loan portfolio, management will utilize peer information and current economic trends to evaluate the appropriate allowance for loan losses. As a guideline, until our loan portfolio becomes more seasoned, we have established the following loan loss reserve levels by type of loan: commercial loans - 2.0%; consumer loans - 2.0%; commercial real estate loans - 1.5%; and residential mortgage loans - 0.4%. With such guidelines in place, our provision for loan losses can be expected to increase during periods when we are experiencing loan growth.

      The provision for loan losses was $125,000 and $251,000 for the three- and six month periods ended June 30, 2002 as compared to $66,000 and $110,000 for the same periods in 2001. The allowance for loan losses totaled $635,000 at June 30, 2002, or .90% of total loans, and $386,000 at December 31, 2001, or .74% of total loans. One loan (for $1,700) was charged off during the six months ended June 30, 2002, while no loans were charged off during the six months ended June 30, 2001. At June 30, 2002 and December 31, 2001, none of the allowance for loan losses was allocated to impaired loan balances, as there were no loans considered impaired.

      The following table shows the activity in the allowance for loan losses.

                                   Three Months Ended        Six Months Ended
                                        June 30,                 June 30,
                                  ------------------        -----------------
                                   2002         2001         2002        2001
                                  -----        -----        -----       -----
                                                 (in thousands)
Beginning balance..........       $ 512        $  81        $ 386       $  36
Provision for loan losses..         125           65          251         110
Charge-offs................          (2)           -           (2)          -
Recoveries.................           -            -            -           -
                                  -----        -----        -----       -----
Ending balance.............       $ 635        $ 146        $ 635       $ 146
                                  =====        =====        =====       =====


      Management allocated approximately 27.9% of the allowance to commercial loans, 65.7% to mortgage loans on real estate, and 6.4% to consumer loans at June 30, 2002, leaving no unallocated amount. There were no nonperforming assets at June 30, 2002 or at December 31, 2001. Management believes the allowance for loan losses at June 30, 2002 is adequate to absorb probable losses in the loan portfolio.

      See the following table for a detail of the allocation of the allowance for loan losses by type of loan and related ratios.


                                  At June 30, 2002                  At December 31, 2002
                             -----------------------------      -----------------------------
                                             Percentage of                      Percentage of
                                             Loans in Each                      Loans in Each
                             Allowance        Category to       Allowance        Category to
                              Amount          Total Loans        Amount          Total Loans
                             ---------       -------------      ---------       -------------
                                                  (dollars in thousands)
Commercial................     $177             12.6%             $103             18.5%
Commercial real estate....      267             24.7               146             22.3
Residential real estate...      133             47.6                87             46.3
Real estate construction..       17              5.3                16              2.5
Consumer..................       41              9.8                34             10.4
                               ----            ------             ----            ------
         Total                 $635            100.0%             $386            100.0%
                               ====            ======             ====            ======

      NONINTEREST INCOME. Noninterest income was $62,000 and $120,000 for the three and six months ended June 30, 2002, as compared to $19,000 and $27,000 for the same periods in 2001. The increases of $43,000 and $93,000 in these periods were primarily due to overdraft fees and other deposit service charges on savings and checking accounts.

      NONINTEREST EXPENSE. Total noninterest expense increased for the three-and six month periods ended June 30, 2002 by $182,000, or 39.6%, and $263,000, or 28.4%, as compared to the same periods in 2001. The largest increases were for the areas of compensation and occupancy and equipment. Both of these increased areas were due to the Wooster office moving to a new facility during the second quarter of 2001 and the Millersburg office opening during the first quarter of 2002. All remaining expense categories increased due to increases in overhead associated with the growth of our customer base coupled with improvements in back office operations.

      INCOME TAXES. The income tax benefit from the net operating losses has not been reflected in any of the consolidated financial statements. A valuation allowance has been recorded to offset deferred tax assets. When management believes that it is more likely than not that the income tax benefit will be used by Ohio Legacy Corp, the valuation allowance will be reduced and a tax benefit will be realized. The income tax benefits from losses can be carried forward for twenty years from the time of the loss before they expire. Accordingly, our net operating loss carryforward of $2.2 million as of June 30, 2002 will expire in 2022, if it were to remain unused at that time.

LIQUIDITY

      "Liquidity" refers to our ability to fund customers' loan demand and deposit withdrawal needs and to meet other needs for cash. The purpose of liquidity management is to assure sufficient cash flow to meet all of our financial commitments and to capitalize on opportunities for business expansion. This ability depends on our financial strength, asset quality and types of deposit and investment instruments we offer to our customers. Our principal sources of funds are deposits, loan and security repayments, maturities of securities, sales of securities available for sale and other funds provided by operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and security prepayments are more influenced by interest rates, general economic conditions, and competition. We maintain investments in liquid assets based upon management's assessment of (1) our need for funds, (2) our expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of our asset/liability management program.

      Cash and cash equivalents increased $917,000, or 10.5%, to $9.6 million at June 30, 2002 compared to $8.7 million at December 31, 2001. Cash and cash equivalents represented 8.1% of total assets at June 30, 2002 and 11.1% of total assets at December 31, 2001. We have various federal funds sources from correspondent banks, should we need to supplement our future liquidity needs in order to meet loan demand or to fund investment opportunities. As we grow and deposits are used to fund loans, management anticipates liquidity will further decrease. Management believes its current liquidity level is sufficient to meet anticipated future growth, and management monitors its liquidity position on a regular basis.

INTEREST RATE SENSITIVITY

      At June 30, 2002, approximately 56.8% of the interest-bearing assets on our balance sheet mature or re-price in one year or less. At year-end, we had fixed rate loans totaling $28.5 million, or 40.3% of total loans, with maturities greater than five years. Approximately 19.3% of our interest-bearing liabilities were variable-rate core deposits. Another 51.7% of interest-bearing liabilities on our balance sheet were made up of fixed-rate term deposits, of which $30.0 million, or 55.7%, mature in one year or less, and a capital lease obligation. The short-term nature of the balance sheet is a result of our significant recent increase in deposits and the resulting investment of those deposits in short-term funds. Management's strategy is to keep funds available for anticipated loan demand. We have retained an independent party to provide a quarterly assessment of our interest rate sensitivity. We use this information to assist in managing the balance sheet to reduce the impact of changes in interest rates on earnings and equity. We believe that we were moderately "asset sensitive" as of June 30, 2002 (i.e., our net interest income should increase in a rising interest rate environment). However, there can be no assurance that our net interest income will expand in such a rate environment, as a result of the changing composition of our assets and liabilities, changing prepayment experience and other factors.

CAPITAL RESOURCES

      Total shareholders' equity was $6.94 million at June 30, 2002, an increase of $25,000 from $6.91 million at December 31, 2001. The increase was a result of other comprehensive income of $190,000 in the first six months of 2002, offset by a net loss of $166,000. The increase in comprehensive income reflected unrealized gains on securities available for sale.

      Total risk-based capital is made up of Tier 1 Capital and Tier 2 Capital. Tier 1 capital is total shareholders' equity less any intangible assets. Tier 2 capital is Tier 1 capital plus the allowance for loan losses (includible up to a maximum of 1.25% of risk-weighted assets).

      Ohio Legacy Bank meets all regulatory capital requirements. The ratio of total capital to risk-weighted assets was 14.53% at June 30, 2002, while the Tier 1 risk-based capital and leverage ratios were 13.65% and 8.67%. Regulations require a total risk-based capital ratio of 8.0%, at least half of which must be Tier 1 capital, and a leverage ratio of 4.0%. However, as part of the supervisory agreement between Ohio Legacy Bank and the OCC, Ohio Legacy Bank must maintain a Tier 1 capital level of at least 11% of risk-weighted assets and 8% of adjusted total assets. Additionally, in accordance with the OCC agreement, we have developed a three-year capital program that includes a specific plan for maintaining capital at the specified levels, identifies sources and types of additional capital considering growth projections, and contains contingency plans should primary sources of capital become unavailable. Under the agreement, until Ohio Legacy Bank receives notice from the OCC that it has complied with the OCC-approved Strategic and Staffing Plan, and has received no supervisory objection to its Capital Plan, Ohio Legacy Bank's asset growth cannot exceed 5% per calendar quarter. The Capital Plan has been submitted to the OCC and received no supervisory objection.

      Additionally, the OCC agreement prohibits the board of directors from declaring or paying any dividends unless we have notified the OCC and unless Ohio Legacy Bank is in compliance with certain statutory requirements, its approved capital program, and the Tier 1 capital levels set forth in the agreement. As a holding company without significant assets other than its ownership of Ohio Legacy Bank, our ability to meet our cash obligations is dependent upon the payment of dividends by Ohio Legacy Bank.

IMPACT OF INFLATION AND CHANGING PRICES

      The majority of our assets and liabilities are monetary in nature and therefore we differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity-to-assets ratio. Inflation significantly affects non-interest expense, which tends to rise during periods of general inflation. Management believes the most significant impact on financial results is our ability to react to changes in interest rates. Management seeks to maintain a fairly balanced position between interest rate sensitive assets and liabilities and to actively manage the balance sheet in order to protect against the effects of wide interest rate fluctuations on net income and shareholders' equity.

CONSOLIDATED RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001
AND 2000

      In the following section, management presents an analysis of Ohio Legacy Corp's financial condition and results of operations as of and for the years ended December 31, 2001 and December 31, 2000. This discussion is provided to give a more comprehensive review of the operating results and financial condition than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data elsewhere in this prospectus.

      GENERAL. As of December 31, 2000, Ohio Legacy Bank had been open for only three months. During 2001, we experienced significant growth due to what we believe were our competitive pricing strategies and referrals from existing customers. As a result, balance sheet amounts as of December 31, 2001 and 2000 and operating results for 2001 and 2000 will not be comparable.

      EARNINGS SUMMARY. Consolidated net loss for the Ohio Legacy Corp for 2001 was $1.1 million, compared to a loss of $874,000 for 2000. Basic and diluted loss per common share was $1.16 in 2001 and $3.57 in 2000. No dividends were paid in 2001 or 2000.

      NET INTEREST INCOME. Net interest income for 2001 was $1.0 million compared to $105,000 for 2000. The increase was due primarily to growth in our loan and securities portfolios, funded by deposits. The average yield on interest-earning assets in 2001 was 6.69%, which resulted from average yields of 3.95% on federal funds sold and other short-term investments, 5.57% on securities available for sale and Federal Reserve Bank Stock, and 7.89% on loans. The average yield on interest-earning assets in 2000 was 6.86%, which resulted from average yields of 6.37% on federal funds sold and other short-term investments, 6.35% on securities available for sale and Federal Reserve Bank Stock and 9.45% on loans. The average rate paid in 2001 on interest-bearing liabilities was 4.94%, which resulted from average rates on interest-bearing deposits of 4.84% and on the capital lease obligation of 14.57%. The average rate paid on interest-bearing liabilities in 2000 was 7.04%, which resulted from average rates on interest-bearing deposits of 6.14% and on notes payable to shareholders of 9.03%. The net interest margin in 2001 was 2.56%, as compared to 4.22% in 2000. In 2001, the net interest margin declined due to the 2000 net interest margin being influenced by the funding of interest-earning assets from equity for a majority of the period. Our deposit growth was very rapid in 2001 and resulted in high liquidity levels.

                                                               Year ended December 31,
                                        --------------------------------------------------------------------------
                                                       2001                                    2000
                                        -------------------------------          ---------------------------------
                                        Average     Interest    Yield/           Average     Interest      Yield/
                                        Balance    Earned/Paid   Rate            Balance    Earned/Paid     Rate
                                        -------    -----------  -------          -------     --------      -------
                                                                (dollars in thousands)
Interest-earning assets:
 Interest-bearing deposits
  and federal funds sold...........      $8,982       $355       3.95%            $1,837       $117         6.37%
 Securities available for sale(2)..       5,430        299       5.50%               195         12         6.46%
 Federal Reserve Bank stock........         247         15       6.01%                66          4         6.01%
 Loans(1)..........................      25,777      2,034       7.89%               399         38         9.45%
                                         ------      -----                        ------        ---
Total interest-earning assets......      40,436      2,703       6.69%             2,497        171         6.86%
                                                     -----                                      ---
Noninterest-earning assets.........       2,869                                      455
                                        -------                                   ------
 Total assets......................     $43,305                                   $2,952
                                        =======                                   ======

Interest-bearing liabilities:
 Demand deposits...................     $ 1,800         53       2.95%            $   42          1         2.47%
 Savings accounts.................        2,649         91       3.43%                12          1         2.51%
 Money market accounts............        4,781        164       3.43%               202         12         5.81%
 Certificates of deposit..........       24,187      1,308       5.41%               388         26         6.83%
                                         ------      -----                           ---         --
 Total interest-bearing deposits..       33,417      1,616       4.84%               644         40         6.14%
 Other borrowings.................          350         51      14.57%               293         26         9.03%
                                         ------      -----                           ---         --

   Total interest-bearing
    liabilities...................       33,767      1,667       4.94%               937         66         7.04%
                                                     -----                                       --
Noninterest-bearing demand........        1,673                                       39
Other noninterest-bearing
  liabilities.....................          402                                      192
                                        -------                                   ------
     Total liabilities............       35,842                                    1,168
Shareholders' equity..............        7,463                                    1,784
                                        -------                                   ------
Total liabilities and
    shareholders' equity..........      $43,305                                   $2,952
                                        =======                                   ======
Net interest income, interest
     rate spread(3)...............                  $1,036       1.75%                         $105        -0.18%
                                                    ======       ====                          ====        =====
Net interest margin(4)............                               2.56%                                      4.22%
                                                                 ====                                      =====

(1)  Net of net deferred loan fees and costs and loans in process.
(2) Average balance includes unrealized gains and losses. Yield is based on amortized cost.
(3) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.


      The following table shows how changes in interest rates and our volume of business affected our interest income and expense in 2001 and 2000. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (multiplied by prior year rate), (2) changes in rate (multiplied by prior year volume) and (3) total changes in rate and volume. The combined effects of changes in both volume and rate, which are not separately identified, have been allocated proportionately to the change due to volume and the change due to rate:

                                                             Year ended December 31,                    Year ended December 31,
                                                                 2001 vs. 2000                               2000 vs. 1999
                                                     -------------------------------------         --------------------------------
                                                                   Increase                                    Increase
                                                                  (decrease)                                  (decrease)
                                                                    due to                                      due to
                                                     -------------------------------------         --------------------------------
                                                     Volume          Rate            Total         Volume        Rate         Total
                                                     ------       ----------        ------         ------     ----------     ------
                                                                                       (in thousands)
Interest income attributable to:
   Loans........................................     $2,003            ($7)         $1,996         $   38         --         $   38
   Securities available for sale................        289             (2)            287             12         --             12
   Interest-bearing deposits and federal funds
    sold........................................        298            (60)            238            117         --            117
   Federal Reserve Bank stock..............              11              --             11              4          --             4
                                                     ------         -------         ------         ------      ------        ------
     Total interest-earning assets.........          $3,200         ($ 668)          2,532         $  171          --           171
                                                     ======         =======         ------         ======      ======        ------
Interest expense attributable to:
   Demand deposits.........................          $   52         $   --              52         $    1      $   --        $    1
   Savings accounts........................              90             --              90              1          --             1
   Money market accounts...................             159             (7)            152             12          --            12
   Certificates of deposit.................           1,289             (7)          1,282             26          --            26
   Borrowings..............................               6             19              25             26          --            26
                                                     ------         -------         ------         ------      ------        ------
     Total interest-bearing liabilities....          $1,596         $    5           1,601         $   66      $   --            66
                                                     ======         =======         ------         ======      ======        ------
Net interest income                                                                 $  931                                   $  105
                                                                                    ======                                   ======

      PROVISION FOR LOAN LOSSES. The provision for loan losses charged to operations was based on our evaluation of portfolio risk and economic factors. The provision for loan losses was $350,000 in 2001. The allowance for loan losses was $386,000 at December 31, 2001. The provision for loan losses and the year-end allowance for loan losses were both $36,000 in 2000. No loans were charged off in 2001 or 2000. At December 31, 2001 and at December 31, 2000, none of the allowance for loan losses was allocated to impaired loan balances, as there were no loans considered impaired. At December 31, 2001 the allowance was 0.74% of total loans. At December 31, 2000, the allowance was 0.81% of total loans.

                                       Years Ended
                                       December 31,
                                  ---------------------
                                    2001          2000
                                  -------       -------
                                     (in thousands)
Average loans outstanding.....    $25,777       $   399
                                  =======       =======
Beginning balance.............         36       $    --
Provision for loan losses.....        350            36
Charge-offs...................         --            --
Recoveries....................         --            --
                                  -------       -------
Ending balance................    $   386       $    36
                                  =======       =======

See the following table for a detail of the allocation of the allowance for loan losses:

                                At December 31, 2001             At December 31, 2000
                            ----------------------------     ----------------------------
                                           Percentage of                    Percentage of
                                           Loans in Each                    Loans in Each
                            Allowance       Category to      Allowance       Category to
                              Amount        Total Loans        Amount        Total Loans
                            ---------      -------------     ---------      -------------
                                              (dollars in thousands)
Commercial.................    $103            18.5%            $ 13            32.3%
Commercial real estate.....     146            22.3                8            19.9
Residential real estate....      87            46.3                6            27.1
Real estate construction...      16             2.5                5            12.3
Consumer...................      34            10.4                4             8.4
                               ----           ------            ----           ------
         Total.............    $386           100.0%            $ 36           100.0%
                               ====           ======            ====           ======

      As of December 31, 2001, management allocated approximately 26.8% of the allowance to commercial loans; 64.5% to real estate and commercial real estate loans, and 8.7% to consumer loans, leaving no unallocated amount. There were no nonperforming loans at December 31, 2001 or 2000, nor any loans accruing interest but past due 90 days or more. The policy for placing loans on nonaccrual status is to cease accruing interest on loans when management believes that collection of interest is doubtful or when loans are past due as to principal and interest 90 days or more, except that in certain circumstances interest accruals are continued on loans deemed by management to be fully collectible. In such cases, loans are individually evaluated in order to determine whether to continue income recognition after 90 days beyond the due dates. When loans are placed on nonaccrual status, any accrued interest is charged against interest income.

      Impaired loans are comprised of commercial and commercial real estate loans, and are carried at present value of expected cash flows, discounted at the loan's effective interest rate or at fair value of collateral, if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans.

      Smaller-balance homogenous loans are evaluated for impairment in total. Such loans include residential first mortgage and construction loans secured by one- to four-family residences, consumer, credit card and home equity loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. In addition, loans held for sale and leases are excluded from consideration of impairment. When analysis of a borrower's operating results and financial condition indicates that the borrower's underlying cash flows are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

      NONINTEREST INCOME. Total noninterest income was $107,000 in 2001 compared to $1,500 in 2000. Noninterest income in both years resulted primarily from service charges on deposit accounts.

      NONINTEREST EXPENSE. Total noninterest expense increased $970,000 in 2001 due primarily to the following factors. Salaries and employee benefits increased $206,000 to $869,000 in 2001, from $663,000 in 2000. This increase was primarily due to additional staffing for the Millersburg loan production office. Occupancy and equipment costs increased to $324,000 in 2001. This increase was due to the occupancy of the new headquarters in Wooster and the opening of the Canton office, which occurred in December 2000. Franchise tax expense increased because December 31, 2000 was the first valuation date for Ohio Legacy Bank for franchise tax purposes. Other items increased a total of $409,000 due primarily to the following increases: $36,000 in professional fees, $132,000 in data processing, $43,000 in stationery and supplies, $82,000 in marketing and advertising, $22,000 in telephone and $93,000 in other expenses. All these increases were primarily due to having a full year of Ohio Legacy Bank operations in 2001.

      The income tax benefit from the net operating losses in 2001 and 2000 has not been reflected in the consolidated financial statements. A valuation allowance has been recorded to offset deferred tax assets. At such time when management believes that it is more likely than not that we will use the income tax benefit, the valuation allowance will be reduced and a tax benefit will be realized. The income tax benefit from the losses in 2001 and 2000 can be carried forward for twenty years from the time of the loss before they expire. Accordingly, our net operating loss carryforward for 2001 and 2000 will expire in 2021 and 2020 if they were to remain unused at that time.

FINANCIAL CONDITION - DECEMBER 31, 2001 COMPARED TO DECEMBER 31, 2000

      Total assets at December 31, 2001 were $78.6 million compared to $13.9 million at December 31, 2000. The growth that we experienced exceeded our expectations as the communities in which the banking centers are located proved to be very receptive to Ohio Legacy Bank.

      At December 31, 2001, net loans were $51.4 million, compared to $4.4 million at December 31, 2000. The mix of total loans receivable at December 31, 2001 was $9.6 million, or 18.5%, in commercial loans, $11.6 million, or 22.3%, in commercial real estate loans, $25.4 million, or 48.9%, in residential real estate and real estate construction loans, and $5.4 million, or 10.3%, in consumer loans. The mix of total loans at December 31, 2000 was $1.4 million, or 32.3%, in commercial loans, $887,000, or 19.3%, in commercial real estate loans, $1.8 million, or 39.4%, in residential real estate and real estate construction loans and $375,000, or 8.4%, in consumer loans.

      The following is a listing of our loans by type.


                                                           AT DECEMBER 31,
                                      --------------------------------------------------------
                                                2001                            2000
                                      ------------------------        ------------------------
                                      AMOUNT        % OF TOTAL        AMOUNT        % OF TOTAL
                                      -------       ----------        ------        ----------
Commercial........................    $ 9,599          18.5%          $1,443           32.3%
Mortgage loans on real estate
  1-4 family residential..........     22,052          42.5            1,212           27.1
  Construction....................      1,313           2.5              550           12.3
  Multifamily residential.........      1,990           3.8               --             --
  Commercial real estate..........     11,575          22.3              887           19.9
Consumer..........................      5,363          10.4              375            8.4
                                      -------         -----           ------          -----
                                       51,892         100.0%           4,467          100.0%
                                                      =====                           =====
Less: Allowance for loan losses...       (386)                           (36)
      Net deferred loan fees......        (80)                            (3)
                                      -------                          -----
Loans, net........................    $51,426                         $4,428
                                      =======                         ======

      The following is a schedule of maturities of loans based upon contractual terms and assuming no amortization or prepayments, excluding residential real estate and construction loans as of December 31, 2001.

                                                     Maturing
                                -------------------------------------------------
                                One Year    One Through    After Five
                                or Less     Five Years       Years         Total
                                --------    -----------    ----------     -------
                                                 (in thousands)
Fixed rate:
Commercial and commercial
    real estate.............    $ 1,717       $ 2,149       $   857       $ 4,723
Real estate construction....        201            --            --           201
                                -------       -------       -------       -------
     Total..................    $ 1,918       $ 2,149       $   857       $ 4,924
                                =======       =======       =======       =======
Variable rate:
Commercial and commercial
    real estate.............    $ 4,579       $   750       $10,781       $16,110
Real estate construction....        500           378           575         1,453
                                -------       -------       -------       -------
     Total..................    $ 5,079       $ 1,128       $11,356       $17,563
                                =======       =======       =======       =======


      Cash and cash equivalents amounted to $8.7 million compared to $7.4 million at year-end 2000. Year-end 2001 securities available for sale were $16.2 million, compared to $1.0 million at December 31, 2000. The securities available for sale portfolio at December 31, 2001 was made up of $11.1 million in U.S. Government and federal agency securities. The majority of the maturities were laddered between three and five years to give Ohio Legacy Bank consistent cash flow. The remainder of the securities available for sale portfolio was made up of mortgage backed securities.

      The following is a schedule of the carrying value of securities at December 31, 2001 and 2000.

                                                       At December 31,
                                                    ---------------------
                                                     2001          2000
                                                    -------       -------
                                                       (in thousands)
Securities available for sale (at fair value)
   U.S. Government and federal agency...........    $11,091       $ 1,045
   Mortgage-backed securities...................      5,087            --
                                                    -------       -------
       Total....................................    $16,178       $ 1,045
                                                    =======       =======

      The following is a schedule of maturities for each category of debt securities and the weighted-average yield of such securities as of December 31, 2001.

                                       Maturing       Maturing After One             Maturing
                                       One Year          Year Through                 After
                                       or Less            Five Years                Five Years
                                    -------------     ------------------        ------------------
                                    Amount  Yield     Amount       Yield        Amount       Yield
                                    ------  -----     -------      -----        -------      -----
                                                       (dollars in thousands)
Available for sale:
   U.S. Government and
     federal agency...............  $ --      --%     $10,589       5.19%       $   502       5.52%
   Mortgage-backed securities.....    --      --           --         --          5,087       5.27%

      Premises and equipment increased from $564,000 at December 31, 2000 to $1.6 million at December 31, 2001 due to the opening of the Wooster banking center. This property is being leased under a capital lease.

      Total deposits were $70.5 million at December 31, 2001 compared to $5.6 million at December 31, 2000. The large increase resulted from the establishment of our new offices in Wooster and Canton, as well as our strategy of offering what we believe were very competitive yields on our deposits, with a particular focus on statement savings accounts. These funds were invested primarily in securities and loans, as well as cash and cash equivalents and fixed and other assets. There were no time deposits greater than $100,000 issued by foreign offices.


The following is a schedule of maturities of time certificates of deposit in amounts of $100,000 or more as of December 31, 2001.

                                     Amount
                                     ------
                                 (in thousands)
Three months or less.............    $2,231
Over three through six months....     2,323
Over six through twelve months...     2,499
Over twelve months...............     4,653
                                     ------
   Total.........................   $11,706
                                     ======

CAPITAL RESOURCES

      Total shareholders' equity was $6.9 million at December 31, 2001, a decrease of $1.1 million from $8.0 million at December 31, 2000. The decrease was a result of the net loss of $1.1 million for the year, offset by other comprehensive income of $33,000 and proceeds from the exercise of warrants of $5,000. Ohio Legacy Bank exceeded the applicable minimum regulatory capital requirements at December 31, 2001.

                                    BUSINESS

BACKGROUND

      Ohio Legacy Corp was incorporated under the laws of the State of Ohio in July 1999. During 1999 and the first nine months of 2000, our activities were limited to the organization of Ohio Legacy Bank and preparation for and completion of an initial common stock offering. We sold 951,500 shares at a price of $10.00 per share in our initial offering, resulting in proceeds of $8.8 million net of offering costs of $666,000. Most of the proceeds of the initial offering were used by us to provide the initial capitalization of Ohio Legacy Bank, which occurred on October 3, 2000. At that time, Ohio Legacy Bank began operations.

      Through Ohio Legacy Bank, we provide customary retail and commercial banking services to our customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans and night depository facilities to customers located primarily in Wayne, Stark and Holmes counties, Ohio. General economic conditions in our market area have been sound.

      Ohio Legacy Bank is not significantly affected by seasonal activity or large deposits of any individual depositor or governmental entity. No material industry or group concentrations exist in the loan portfolio.

BUSINESS AND MARKETING STRATEGY

      The primary market area served by Ohio Legacy Bank is comprised of Wayne, Stark and Holmes counties, Ohio. This market area represents the geographic areas from which each office generates substantially all of its business. We believe that residents outside of these areas would, for the purpose of convenience, choose branches closer to where they work, live or shop.

      There are no unusual customer groups in our market area. Our market has a diversified economic base that is not overly dependent on any single industry.

      Ohio Legacy Bank operates as a full-service financial institution with an emphasis on providing a high level of personalized customer service to small businesses and consumers. Therefore, Ohio Legacy Bank's product and service line consists of all traditional banking activities, including the following:

      - LENDING: Ohio Legacy Bank offers loans to corporations, individuals, partnerships, and limited liability companies for a variety of purposes. Commercial lending includes lines of credit, term loans, equipment loans, letters of credit, commercial real estate loans and construction loans. Loan products also include secured and unsecured consumer loans, home equity lines of credit, home improvement loans, general lines of credit including overdraft lines, and mortgage lending. Ohio Legacy Bank has the ability to sell loans in the secondary market while maintaining servicing; however, to date, Ohio Legacy Bank has not participated in any secondary market loan sales and has not been approved by Fannie Mae or Freddie Mac for such sales.

      - DEPOSIT: Deposit products include interest-bearing and non-interest bearing checking accounts, money market savings accounts, certificates of deposit, regular savings accounts, individual retirement accounts, and cash management services. We offer ATM services and direct dial-up cash management services to commercial accounts.

      - SPECIAL SERVICES: We provide courier services for our small business customers and rapid check printing capabilities for all customers.

      Market characteristics in Wayne, Stark and Holmes counties suggest the ability to generate solid deposit and loan growth both in consumer and commercial services. Therefore, all office locations offer Ohio Legacy Bank's complete line of services.

      We face significant competition from larger financial institutions in our market area. Therefore, the marketing focus of Ohio Legacy Bank is to highlight the competitive advantages of being a locally owned and managed community bank and to utilize these advantages to generate growth. We offer competitive rates and fees, but are not necessarily the most attractive in each market. The features and pricing of our products and services are competitive; however, we compete on service rather than on rates and fees. We believe that the success of this strategy is enhanced by the experience, qualifications, and community involvement of our management and directors.

LENDING PRACTICES

      Ohio Legacy Bank makes loans to individuals and businesses located within its market area. As of June 30, 2002, Ohio Legacy Bank's loan portfolio consisted of commercial loans (12.6%), commercial real estate loans (24.7%) residential mortgage and construction loans (52.9%) and consumer loans (9.8%), although these percentages are approximations and the actual percentages will vary from time to time. Ohio Legacy Bank's legal lending limit under applicable regulations is approximately $1.5 million. Ohio Legacy Bank anticipates that its legal lending limit will increase to approximately $2.7 million immediately following this offering, based on the legal lending limit of 15% of capital and surplus for loans not secured by readily marketable collateral, although we cannot be sure that future changes in banking regulations, a depletion of our capital or an order of the OCC will not impact this limit.

      COMMERCIAL LOANS AND COMMERCIAL REAL ESTATE LOANS. Ohio Legacy Bank makes commercial loans and commercial real estate loans primarily to small and medium-sized businesses. At June 30, 2002, we had $30.7 million in commercial, multi-family and nonresidential commercial real estate loans. These loans may be secured or unsecured and are made available for general operating purposes, acquisitions of fixed assets including real estate, purchases of equipment and machinery, financing of inventory and accounts receivable, or any other purposes considered appropriate. Ohio Legacy Bank generally looks to a borrower's business operations as the principal source of repayment, but also receives, when appropriate, mortgages on real estate, security interests in inventory, accounts receivable and other personal property and/or personal guarantees. Approximately 24.7% of our loan portfolio at June 30, 2002 consisted of commercial real estate loans. We believe that these loans exhibit favorable credit quality and yield characteristics, and that our lenders have significant expertise in this area. A significant portion of our commercial real estate loans are on owner-occupied properties with 75% to 80% loan-to-value ratios. We generally require personal guarantees from the borrower's owners. The majority of Ohio Legacy Bank's commercial loans that are not mortgage loans are secured by liens on equipment, inventory and/or other assets of the commercial borrower. We also generally receive personal guarantees on these loans.

      Commercial lending involves more risk than residential lending because loan balances are greater and repayment is dependent upon the success of the borrower's operations. Ohio Legacy Bank attempts to minimize the risks associated with these transactions by focusing on established, profitable owner-operated businesses.

      RESIDENTIAL MORTGAGE LOANS. Ohio Legacy Bank originates residential mortgage loans, which are generally long-term, with either fixed or variable interest rates. At June 30, 2002, we had $29.4 million in residential mortgage loans and $3.7 million in construction loans. Ohio Legacy Corp's general policy to this point in its development has been to retain all variable interest rate mortgage loans and fixed rate loans in our loan portfolio. In the future, we will seek to generally manage our interest rate risk by selling long term fixed rate loans in the secondary market. This policy is subject to review by management and may be revised as a result of changing market and economic conditions and other factors. Ohio Legacy Bank also offers home equity loans. Ohio Legacy Bank retains servicing rights with respect to all of the residential mortgage loans that it originates. Substantially all of Ohio Legacy Bank's residential real estate loans are secured by a first lien on the real estate and are underwritten in accordance with secondary market guidelines.

      CONSUMER LOANS AND LINES OF CREDIT. Ohio Legacy Bank makes consumer loans and lines of credit available to consumers for various purposes, such as the purchase of automobiles, boats and other recreational vehicles, and the making of home improvements and personal investments. As of June 30, 2002, we had $6.9 million in consumer loans and lines of credit. The majority of Ohio Legacy Bank's consumer loans are home equity loans secured by a second lien on real estate. Ohio Legacy Bank retains all such loans in its loan portfolio. We also provide credit card and merchant services to consumers and small businesses.

      Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans and, except for home equity lines of credit, usually involve more credit risk than mortgage loans because of the type and nature of the collateral. Consumer lending collections are dependent on a borrower's continuing financial stability and thus are likely to be adversely affected by job loss, illness or personal bankruptcy. In many cases, repossessed collateral from a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral. Ohio Legacy Bank strives to underwrite its loans carefully, with a strong emphasis on the amount of the down payment, credit quality, employment stability and monthly income. These loans generally are expected to be repaid on a monthly repayment schedule with the payment amount tied to the borrower's monthly income. Ohio Legacy Bank believes that the generally higher yield earned on consumer loans helps compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to serve the credit needs of its customer base.

      LOAN POLICIES. Although Ohio Legacy Bank takes a progressive and competitive approach to lending, it stresses high quality in its loans. Because of Ohio Legacy Bank's local nature, management believes that quality control should be achievable while still providing prompt and personal service. Ohio Legacy Bank is subject to written loan policies that contain general lending guidelines and which are subject to periodic review and revision by Ohio Legacy Bank's Loan Committee and its board of directors. These policies concern loan administration, documentation, approval and reporting requirements for various types of loans.

      Ohio Legacy Bank seeks to make sound loans while recognizing that lending money involves a degree of business risk. Ohio Legacy Corp's loan policies are designed to assist Ohio Legacy Bank in managing the business risk involved in making loans. These policies provide a general framework for Ohio Legacy Bank's loan operations while recognizing that not all loan activities and procedures can be anticipated. During our initial year of operation, we made loans we considered sound investments, but which did not strictly adhere to our documentation policies in all cases. With our increased size and expanded experience, documentation has become more consistent and various bank policies have been adjusted. We expect such policies to continue to be modified as we grow.

      Ohio Legacy Bank's loan policies include procedures for oversight and monitoring of Ohio Legacy Corp's lending practices and loan portfolio. Ohio Legacy Bank has an Internal Loan Committee comprised of Messrs. Douce, Pettit and Boss and two other loan officers. Mr. Pettit has individual loan committee signatory authority for loans up to $400,000 on residential loans and up to $500,000 on commercial loans. Other officers generally have lower lending limits. These limits are subject to review and revision by Ohio Legacy Bank's board of directors. The Internal Loan Committee is responsible for approving all loans that exceed the established limits for the senior officers. Any prospective loan over $750,000 automatically is sent to the Bank's board of directors' loan committee for approval. The board of directors' loan committee is comprised of seven non-employee directors and Messrs. Douce and Pettit.

      Ohio Legacy Bank's loan policies provide guidelines for loan-to-value ratios that limit the size of certain types of loans to a maximum percentage of the value of the collateral securing the loans, which percentage varies by the type of collateral, including the following maximum loan-to-value ratios:

            -     raw land (70%)

            -     improved residential real estate lots (75%)

            -     owner-occupied commercial real estate (80%)

            -     non-owner occupied commercial real estate (75%)

            - first mortgages on residences (80%, with private mortgage insurance 95%)

            -     junior mortgages on residences (100%)

      Ohio Legacy Bank's loan policies also include other underwriting standards for loans secured by liens on real estate. These underwriting standards are designed to determine the maximum loan amount that a borrower has the capacity to repay based upon the type of collateral securing the loan and the borrower's income. For owner-occupied residential real estate mortgages, the monthly payments on the loan are not to exceed 30% of the borrower's monthly income. For owner-occupied commercial real estate mortgages, the annual payments, combined with the borrower's other required debt payments, are not to exceed 80% of the borrower's net annual projected cash flow. In addition, the loan policies require that Ohio Legacy Bank obtain a written appraisal by a state certified appraiser for loans secured by real estate in excess of $250,000, subject to certain limited exceptions. The appraiser must be selected by Ohio Legacy Bank and must be independent and licensed. For loans secured by real estate that are less than $250,000, Ohio Legacy Bank may elect to conduct an in-house real estate evaluation. Ohio Legacy Bank's loan policies also include maximum amortization schedules and loan terms for each category of loans secured by liens on real estate. Loans secured by commercial real estate are subject to a maximum term of 10 years and a maximum amortization schedule of 20 years. Loans secured by residential real estate have a maximum term and amortization schedule of 30 years. Ohio Legacy Bank will, at its option, sell to the secondary market loans secured by residential real estate with fixed interest rates, thereby reducing the interest rate risk and credit risk to Ohio Legacy Bank. Loans secured by vacant land are subject to a maximum term of five years and a maximum amortization schedule of 15 years.

      Ohio Legacy Bank's loan policies also establish a limit on the aggregate amount of loans to any one borrower. These loan policies provide that no loan shall be granted where the aggregate liability of the borrower to Ohio Legacy Bank will exceed $1.5 million. This internal lending limit is subject to review and revision by the board of directors from time to time.

      In addition, Ohio Legacy Bank's loan policies provide guidelines for:

      -     personal guarantees;

      -     environmental policy review;

      -     loans to employees, executive officers and directors;

      -     problem loan identification;

      -     maintenance of a loan loss reserve; and

      -     other matters relating to Ohio Legacy Bank's lending practices.

DEPOSITS

      Ohio Legacy Bank offers a broad range of deposit products, including checking, business checking, savings and money market accounts, certificates of deposit and direct-deposit services. Transaction accounts and certificates of deposit are tailored to the primary market area at rates competitive with those offered in Wayne, Stark and Holmes counties. In particular, we have focused on generating significant interest in our statement savings accounts. At June 30, 2002, such accounts comprised 36.3% of our total deposits. All deposit accounts are insured by the FDIC up to the maximum amount permitted by law. Ohio Legacy Bank solicits those accounts from individuals, businesses, associations, financial institutions and government entities.

COMPETITION

      Ohio Legacy Bank operates in a highly-competitive industry due to statewide and interstate branching by banks, savings and loan associations and credit unions. In its primary market area of Wayne, Stark and Holmes counties, Ohio Legacy Bank competes for new deposit dollars and loans with several other commercial banks (both large regional banks and smaller community banks) as well as savings and loan associations, credit unions, finance companies, insurance companies, brokerage firms and investment companies. The ability to generate earnings is impacted in part by competitive pricing on loans and deposits, and by changes in the rates on various U. S. Government Agency securities which comprise Ohio Legacy Bank's investment portfolio, and from which the indices on various loan products are derived. Ohio Legacy Bank is competitive with respect to the interest rates and loan fees that it charges, as well as in the pricing and variety of accounts it offers to the depositor. The dominant pricing mechanism on loans is a combination of the prime interest rate as published in the Wall Street Journal and U.S. Treasury indices. The interest spread in excess of the applicable index rate depends on the overall account relationship and the creditworthiness of the borrower. Deposit rates are set weekly by the Asset/Liability Committee. Ohio Legacy Bank's primary objective in setting deposit rates is to remain competitive in the market area while maintaining an adequate interest spread to meet overhead costs.

      While the larger regional banks in our market area are strong, we believe that certain small community banks have been growing at a faster rate than these regional banks, presumably by offering a higher level of customer service and by benefiting from positive customer perception of local ownership, local management and community involvement. Though we can give no assurances, we believe that the large deposit market shares held by the larger regional banks provide Ohio Legacy Bank with the opportunity to effectively position itself as a stable and attractive community banking alternative.

MARKET AREA

      We believe that the demographic and economic conditions in our market area are attractive for a community bank like ours. All of the following population data has been taken from U.S. Census data. Predictions of future population, household income levels and information regarding deposits have been prepared by SNL Financial. Unemployment information was obtained from the Ohio Department of Job and Family Services.

      Our market area consists of three counties which have a combined population of 529,000, and total bank, thrift and credit union deposits of $6.5 billion as of June 2001. While there are certainly differences among the three counties in our market area, they share sound local economic conditions, characterized by below average unemployment rates, attractive average household income levels and stable real estate markets.

      Wayne County had a total population of 112,000 in 2000. The population of Wayne County increased by 10.0% from 1990 to 2000, compared to 4.7% for the State of Ohio as a whole. The county's population is projected to increase to 116,000 in 2007, a 3.6% increase over 2000 levels. Average and median household income levels in 2002 are estimated to be $54,000 and $43,000 respectively. These levels are projected to increase by 16.7% and 13.2%, respectively, between 2002 and 2007. The unemployment rate for the county as of July 2002 was 4.5%, as compared to 5.8% and 6.0% statewide and nationwide figures. The county's bank, thrift and credit union deposits in June 2001 totaled $1.4 billion.

      Stark County had a population of 378,000 in 2000. Although it is the largest of the three counties in our market area, Stark County has exhibited the slowest growth, with its population increasing only by 2.9% from 1990 to 2000. The county's population is expected to remain relatively flat from 2002 to 2007. Average and median 2002 household income levels of $53,000 and $42,000, respectively, are expected to increase by 17.7% and 14.4% over the next five years. The county's unemployment rate of 5.2% as of July 2002 was below statewide and nationwide level. Total financial institution deposits in the county in June 2001 were $4.6 billion.

      Holmes County is the smallest of the three counties in our market area with a population of 39,000 as of 2000, but that level represented 18.5% growth over the 1990 population. Population growth from 2002 to 2007 is expected to be 4.8% in Holmes County. Average and median household income levels in 2002 of $58,000 and $41,000, respectively, are projected to increase by 21.5% and 16.2%, respectively, over the next five years. The county's unemployment rate as of July 2002 was among the lowest in the state at 3.1%, and total financial institution deposits as of June 2001 were $476 million.

      The area has attracted a number of large employers, including Timken, Diebold, J.M. Smucker and Newell Rubbermaid. The College of Wooster, the Ohio Agricultural Research and Development Center and the Agricultural Technical Institute are also large area employers. Our market area also has a significant number of small and medium sized manufacturing companies and service providers. These small businesses represent our primary focus, as we believe that many of these businesses are seeking the high degree of service which we believe we provide.

EMPLOYEES

      At August 31, 2002, Ohio Legacy Bank employed 24 full-time employees and 10 part-time employees. Ohio Legacy Bank provides a number of benefits such as health, disability and life insurance for all qualified employees. No employee is represented by a union or collective bargaining group. Management considers its employee relations to be good. All of our employees also are employed by Ohio Legacy Bank.

LEGAL PROCEEDINGS

      From time to time, we are involved in litigation arising in the ordinary course of our business, such as claims to collect past due loans. As of the date of this prospectus, we are not engaged in any material legal proceedings.


                           DESCRIPTION OF PROPERTIES

      Our headquarters and the Wayne County banking center are located at 305 West Liberty St., Wooster, Ohio 44691. We are in the second year of a fifteen-year lease agreement for the property, with two five-year renewal options. The one-story brick and frame structure is approximately 4,000 square feet. The structure was built for us in July 2000. The annual rent payments currently are approximately $120,000. The annual rent may increase once every five years based on a corresponding increase in the Consumer Price Index. The facility includes a vault, safe deposit boxes, two personal banker stations, one automated teller machine, a night depository drop and three drive-up teller stations.

      Our Stark County banking center is located at 3900 Dressler Road, Canton, Ohio 44718. We are in the second year of a ten-year lease agreement for the property with two five-year renewal options. Annual rent payments are approximately $68,000 for the first five years of the lease and $76,000 for the second five years of the lease, with 15% increases for each renewal term. This facility is approximately 3,700 square feet and includes a vault, safe deposit boxes, two personal banking stations, one ATM, a night depository drop and three drive-up teller stations.

      Our Holmes County banking center is located at 225 N. Clay Street, Millersburg, Ohio 44654. We are in the first year of a 15 year lease agreement for the property with two five-year renewal options. Annual rent payments are approximately $87,000 for the first five years of the lease, and $96,000 for the second five years of the lease. This facility is approximately 4,000 square feet and includes a vault, two personal banker stations, one ATM, a night depository drop and three drive-up teller stations.

                           SUPERVISION AND REGULATION

      Both Ohio Legacy Corp and Ohio Legacy Bank are subject to extensive state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed and is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Changes in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institution Reform Recovery and Enforcement Act in 1989 and following with the FDIC Improvement Act in 1991, numerous additional changes have been proposed. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future on our business and earnings.

OHIO LEGACY CORP

      Because we own all of the outstanding capital stock of Ohio Legacy Bank, we are deemed a bank holding company under the federal Bank Holding Company Act of 1956.

      THE BANK HOLDING COMPANY ACT. Under the Bank Holding Company Act, Ohio Legacy Corp is subject to periodic examination by the Federal Reserve and required to file periodic reports of its operations and any additional information that the Federal Reserve may require. Our activities at the bank holding company level are limited to:

      -     banking, managing or controlling banks;

      -     furnishing services to or performing services for our subsidiary;
            and

      - engaging in other activities that the Federal Reserve determines to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto.

      INVESTMENTS, CONTROL, AND ACTIVITIES. With some limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

      -     acquiring substantially all the assets of any bank;

      - acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

      -     merging or consolidating with another bank holding company.

      In addition, and subject to some exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either Ohio Legacy Corp has registered securities under Section 12 of the Securities Exchange Act or no other person owns a greater percentage of that class of voting securities immediately after the transaction. Our shares have been registered under the Securities Exchange Act. The regulations provide a procedure for challenge of the rebuttable control presumption.

      Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

      -     making or servicing loans and certain types of leases;

      -     engaging in certain insurance and discount brokerage activities;

      -     performing certain data processing services;

      - acting in certain circumstances as a fiduciary or investment or financial adviser;

      -     owning savings associations; and

      - making investment in certain corporations or projects designed primarily to promote community welfare.

      The Federal Reserve Board imposes capital requirements on Ohio Legacy Corp under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. We describe these requirements below under "Capital Regulations." Subject to its capital requirements and certain other restrictions, Ohio Legacy Corp is able to borrow money to make a capital contribution to Ohio Legacy Bank, and these loans may be repaid from dividends paid from Ohio Legacy Bank to Ohio Legacy Corp. Our ability to pay dividends will be subject to regulatory restrictions as described below in "Ohio Legacy Bank - Dividends." Ohio Legacy Corp also is able to raise capital for contribution to Ohio Legacy Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

      In November 1999, Congress enacted the Gramm-Leach-Bliley Act, which made substantial revisions to the statutory restrictions separating banking activities from other financial activities. Under the GLBA, bank holding companies that are well-capitalized and well-managed and meet other conditions can elect to become "financial holding companies." As financial holding companies, they and their subsidiaries are permitted to acquire or engage in previously impermissible activities such as insurance underwriting, securities underwriting and distribution, travel agency activities, insurance agency activities, merchant banking and other activities that the Federal Reserve determines to be financial in nature or complementary to these activities. Financial holding companies continue to be subject to the overall oversight and supervision of the Federal Reserve, but the GLBA applies the concept of functional regulation to the activities conducted by subsidiaries. For example, insurance activities would be subject to supervision and regulation by state insurance authorities. Although we have not elected to become a financial holding company in order to exercise the broader activity powers produced by the GLBA and have no current plans to do so, we cannot guarantee that we will not make such an election in the future.

      SOURCE OF STRENGTH; CROSS-GUARANTEE. In accordance with Federal Reserve Board policy, we are expected to act as a source of financial strength to Ohio Legacy Bank and to commit resources to support Ohio Legacy Bank in circumstances in which we might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

      OHIO LAW. Ohio's Merger Moratorium Act, enacted in 1990, prohibits certain Ohio corporations from engaging in specified types of transactions with an "interested shareholder" for a period of three years after the shareholder becomes an "interested shareholder" unless the shareholder receives the approval of the corporation's board of directors prior to the acquisition of shares or the consummation of the specified type of transaction. The anticipated effect of the Merger Moratorium Act is to encourage a potential acquirer to negotiate with a target corporation's board of directors prior to obtaining a 10 percent or greater block of shares in the corporation.

OHIO LEGACY BANK

      Ohio Legacy Bank operates as a national banking association incorporated under the laws of the United States and is subject to examination by the OCC. Deposits in Ohio Legacy Bank are insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

      The OCC and the FDIC regulate or monitor virtually all areas of Ohio Legacy Bank's operations. Further, the OCC requires Ohio Legacy Bank to maintain specified capital ratios and imposes limitations on Ohio Legacy Bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The OCC also requires Ohio Legacy Bank to prepare quarterly reports on Ohio Legacy Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

      On June 18, 2002, Ohio Legacy Bank entered into a formal agreement with the OCC. Under the agreement, Ohio Legacy Bank is to adopt and implement certain plans, policies and strategies, including a strategic and related staffing plan, improved management information systems and information security programs, and an independent, ongoing review system for Ohio Legacy Bank's loan and lease portfolios. In addition, under the agreement Ohio Legacy Bank must maintain a Tier I capital level of at least 11% of risk-weighted assets and 8% of adjusted total assets. Ohio Legacy Bank has submitted a three-year capital program that includes a specific plan for maintaining capital at the specified levels, sources and types of additional capital considering growth projections, and contingency plans should primary sources of capital become unavailable. A three-year strategic plan also has been submitted to the OCC. Under the agreement, until Ohio Legacy Bank receives notice from the OCC that it has complied with the OCC-approved strategic and staffing plan, and has received no supervisory objection to its capital plan, Ohio Legacy Bank's asset growth cannot exceed 5% per calendar quarter.

      Additionally, the Agreement prohibits Ohio Legacy Bank's board of directors from declaring or paying any dividends unless we have notified the OCC and unless Ohio Legacy Bank is in compliance with certain statutory requirements, its approved capital program, and the Tier 1 capital levels set forth in the Agreement. As a holding company without significant assets other than its ownership of Ohio Legacy Bank, Ohio Legacy Corp's ability to meet its cash obligations is dependent upon the payment of dividends by Ohio Legacy Bank.

      Ohio Legacy Bank is implementing actions to comply with the provisions of the Agreement. At June 30, 2002 Ohio Legacy Bank had a ratio of Tier 1 capital to risk weighted assets of 13.65% and a ratio of Tier 1 capital to adjusted total assets of 8.67%.

      Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate, as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and any applicable state supervisor. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

      -     internal controls;

      -     information systems and audit systems;

      -     loan documentation;

      -     credit underwriting;

      -     interest rate risk exposure; and

      -     asset quality.

      National banks and their holding companies which have been chartered or registered, which have undergone a change in control within the past two years, or which have been deemed by the OCC or the Federal Reserve Board to be troubled institutions must give the OCC or the Federal Reserve Board thirty days' prior notice of the appointment of any senior executive officer or director. Within the thirty day period, the OCC or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

      DEPOSIT INSURANCE. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund and a Savings Association Insurance Fund are maintained for commercial banks and savings associations with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. In 1993, the FDIC adopted a rule which establishes a risk-based deposit insurance premium system for all insured depository institutions. Under this system, until mid-1995, a depository institution paid to Bank Insurance Fund or Savings Association Insurance Fund from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. Once the Bank Insurance Fund reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually eliminating premiums for well-capitalized banks, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated even this minimum assessment. It also separated the Financial Corporation (FICO) assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including Ohio Legacy Bank, by FICO is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase Ohio Legacy Bank's cost of funds, and we may not be able to pass these costs on to our customers.

      TRANSACTIONS WITH AFFILIATES AND INSIDERS. Ohio Legacy Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of Ohio Legacy Bank's capital and surplus and, as to all affiliates combined, to 20% of Ohio Legacy Bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

      Ohio Legacy Bank also is subject to the provisions of Section 23B of Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. Ohio Legacy Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit:

      - must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties; and

      - must not involve more than the normal risk of repayment or present other unfavorable features.

      DIVIDENDS. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods, in the case of an annual dividend. The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

      BRANCHING. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Ohio law, Ohio Legacy Bank may establish banking offices in Ohio with the prior approval of the superintendent of financial institutions. In addition, with prior regulatory approval, Ohio Legacy Bank may acquire existing banking operations in Ohio. Furthermore, federal legislation allows interstate branching. The law permits out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, and interstate mergers of banks.

      COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires that, in connection with examinations of financial institutions under their respective jurisdictions, the Federal Reserve, the FDIC, or the OCC, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors also are considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Ohio Legacy Bank.

      Under the Community Reinvestment Act and related regulations, depository institutions have an affirmative obligation to assist in meeting the credit needs of their market areas, including low and moderate-income areas, consistent with safe and sound banking practice. The Community Reinvestment Act requires the adoption by each institution of a Community Reinvestment Act statement for each of its market areas describing the depository institution's efforts to assist in its community's credit needs. Depository institutions are periodically examined for compliance with the Community Reinvestment Act and are periodically assigned ratings in this regard. An unsatisfactory rating can significantly delay or even prohibit regulatory approval of a proposed transaction by a bank holding company or its depository institution subsidiary.

      The Gramm-Leach-Bliley Act and federal bank regulators have made various changes to the Community Reinvestment Act. Among other changes, Community Reinvestment Act agreements with private parties must be disclosed and annual reports must be made to a bank's primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the GLBA may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less that a "satisfactory" rating in its latest Community Reinvestment Act examination.

      USA PATRIOT ACT. On October 26, 2001, the President signed into law comprehensive anti-terrorism legislation known as The USA Patriot Act. Title III of the USA Patriot Act requires financial institutions, including Ohio Legacy Bank, to help prevent, detect and prosecute international money laundering and the financing of terrorism. Ohio Legacy Bank has augmented its systems and procedures to accomplish this. The Secretary of the Treasury has proposed additional regulations to further accomplish these goals. Although we cannot predict when and in what form additional regulations will be adopted, we believe that the cost of compliance with Title III of The USA Patriot Act may be significant to us.

      OTHER REGULATIONS. Interest and other charges collected or contracted for by Ohio Legacy Bank are subject to state usury laws and federal laws concerning interest rates. Ohio Legacy Bank's loan operations are also subject to federal laws applicable to credit transactions, such as the:

      - Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

      - Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

      - Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

      - Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

      - Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

      - rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

      The deposit operations of Ohio Legacy Bank also are subject to the:

      - Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

      - Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking service.

CAPITAL REGULATIONS. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. Upon completion of this offering, we expect Ohio Legacy Bank to be well in excess of applicable risk-based capital ratio requirements. As of June 30, 2002, Ohio Legacy Bank met all necessary requirements. The ratio of total capital to risk-weighted assets was 14.53%, while the Tier 1 risk-based capital and coverage ratios were 13.65% and 8.67%, respectfully. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1% of risk-weighted assets.

      Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

      The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

      The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%. Ohio Legacy Bank is qualified as "well capitalized". However, pursuant to the OCC Agreement, Ohio Legacy Bank is deemed to be "adequately capitalized," rather than "well capitalized."

      Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines, after notice and an opportunity for hearing, that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

      -     submit a capital restoration plan;

      -     raise additional capital;

      -     restrict their growth, deposit interest rates, and other activities;

      -     improve their management;

      -     eliminate management fees; or

      -     divest themselves of all or a part of their operations.

Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

      These capital guidelines have affected us in several ways. As we have grown at a rapid pace, we have suffered a premature "squeeze" on capital, making the capital infusion to be obtained from this offering advisable. Further, the guidelines could impact our ability to pay dividends. Our capital levels currently are adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.

      The FDIC Improvement Act required the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest rate risk, concentration of credit risk, and the risks of non-traditional activities.

      Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirements within a reasonable period of time.

      ENFORCEMENT POWERS. The Financial Institution Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants, such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

      EFFECT OF GOVERNMENTAL MONETARY POLICIES. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

      FUTURE REGULATORY UNCERTAINTY. Because federal regulation of financial institutions changes regularly and is the subject of constant legislative debates, we cannot forecast how federal regulation of financial institutions may change in the future and impact our operations. Although Congress in recent years has sought to reduce the regulatory burden on financial institutions with respect to the approval of specific transactions, we fully expect that the financial institution industry will remain heavily regulated in the near future and that additional laws or regulations may be adopted further regulating specific banking practices.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

      The following table sets forth the names, ages, classes and positions of Ohio Legacy's and Ohio Legacy Bank's executive officers and directors. Our articles of incorporation provide for a classified board of directors, so that, as nearly as possible, one-third of the directors are elected each year to serve a three year term. The terms of office of the classes of directors expire as follows: Class I at the 2003 annual meeting of shareholders, Class II at the 2005 annual meeting of shareholders and Class III at the 2004 annual meeting of shareholders. Executive officers serve at the discretion of the board of directors. A summary of the background and experience of each of these individuals is set forth after the table.

Name                             Age        Class      Position with Ohio Legacy           Position with Ohio Legacy Bank
----                             ---        -----      -------------------------           ------------------------------
D. William Allen...........      50         III        Director                            Director
William T. Baker...........      48         I          Director                            Director
Robert F. Belden............     54         II         Director                            Director
J. Edward Diamond.......         63         I          Director                            Director
L. Dwight Douce...........       54         I          President, Chief Executive          President, Chief Executive Officer
                                                       Officer and Director                and Director
Scott J. Fitzpatrick.........    49         III        Director                            Director
Randy G. Jones..............     46         III        Director                            Director
Gregory A. Long...........       52         II         Director                            Director
Benjamin M. Mast.........        49         II         Director                            Director
Michael D. Meenan.......         48         III        Director                            Director
Steven G. Pettit..............   44         III        Vice President                      Senior Loan Officer, President of
                                                                                           Stark County Division
Daniel H. Plumly...........      48         I          Director and Secretary              Director
Thomas W. Schervish...           61         II         Director                            Director

      D. William Allen (director since 1999). Mr. Allen is Vice President of Sales for Bocko Inc., a custom injection molder in North Canton. Mr. Allen also is President of SPC Realty Company, a real estate investment company. He is a graduate of the University of Notre Dame. From 1994 to 1997, Mr. Allen served as the President, Chief Operating Officer and owner of Service Packaging Corporation. Mr. Allen currently serves as the Chairman of the Board of the Canton Regional Chamber of Commerce and as Secretary of the Board of Governors of Mercy Medical Hospital. Mr. Allen is also involved with the Pro Football Hall of Fame Festival, where his involvement spans 25 years, and served as its General Chairman in 1993. Mr. Allen's activities also include serving as Vice President of Congress Lake Club Board of Directors, and Treasurer of Meals on Wheels of Stark and Wayne Counties.

      William T. Baker (director since 2001). Mr. Baker has served as President of Multi Products Co. since 1978. He is the co-founder of Share-a-Christmas of Holmes County, chairman of West Holmes Stadium Project, co-chairman of the Knights Track Project, Vice President of Rails to Trails of Holmes County and past President of the Holmes County Chamber of Commerce. Mr. Baker received a B.S. in Agriculture from The Ohio State University in 1975.

      Robert F. Belden (director since 1999). Since 1995, Mr. Belden has served as the President of the Belden Brick Company, a company based in Canton since 1885. From 1983 to 1995, Mr. Belden served as the Vice President of Marketing for Belden Brick. Mr. Belden served as a director of both Signal Corporation and Signal Bank from 1988 to 1999. He graduated from the University of Notre Dame in 1969 with a BS degree in mathematics and then graduated from the University of Michigan Graduate School of Business in 1971. Mr. Belden has been very active in community organizations including the American Red Cross, Canton Regional Chamber of Commerce, Junior Achievement of Stark County, Stark County Foundation and others.

      J. Edward Diamond (director since 1999). Mr. Diamond, a private investor since 1984 in the Canton area, is the retired Chairman of Glendale Oxygen Company, a Canton based supplier of cryogenic gases and welding supplies. He has served on the boards of Arrowhead Country Club, The Canton Club, The Canton Ballet and The Canton Symphony Orchestra Association. He is a graduate of the University of Virginia and has been a lifelong Canton resident.

      L. Dwight Douce (President/Chief Executive Officer and director since
1999). Mr. Douce is President and Chief Executive Officer of the Company and has more than 26 years of financial institution experience in a diverse number of positions, with 16 years of experience in the Wooster area. From October 1996 to February 1999, Mr. Douce served as President-Chief Operating Officer of Signal Bank, a $1.8 billion commercial bank headquartered in Wooster, which operated more than 25 branches prior to its sale to FirstMerit Corporation. From 1985 to October 1996, Mr. Douce served as Executive Vice President and Chief Financial Officer of First Federal Savings and Loan Association (Signal Bank's predecessor). During Mr. Douce's tenure, Signal Bank grew from a $200 million to a $1.8 billion financial services institution. Mr. Douce graduated from Capital University with a B.S. in Business Administration. He has been a resident of the Wooster area for the last sixteen years and has been very active in community organizations, including the American Red Cross, Wooster Chamber of Commerce Board, Kiwanis and the United Way.

      Scott J. Fitzpatrick (director since 1999). Since 1973, Mr. Fitzpatrick has served as a partner in Fitzpatrick Enterprises in Canton, Ohio. Mr. Fitzpatrick is primarily involved in the development of real estate for his own portfolio.

      Randy G. Jones (director since 2001). Since 1979, Mr. Jones has served as President and owner of R&L Jones Trucking, Inc., a long-distance trucking company. He has also served as President and 50% owner of Snyder Brothers Sales & Service, Inc. since 1981, which sells new and used trucks and trailers.

      Gregory A. Long (director since 1999). Mr. Long is a licensed CPA with over 27 years experience as an accountant. He graduated from Kent State University in 1971. Mr. Long currently serves as the President of Long, Cook & Samsa, Inc. CPAs of Wooster, Ohio. Mr. Long is actively involved as a board member and a Vice President of the Wayne County Historical Society and is President of Buckeye Council, Inc., Boy Scouts of America. He is also a member of the Rotary Club, a coach in Wooster Youth Baseball and is Scoutmaster of Boy Scout Troop 61 of Wooster. Mr. Long is retired from the Army Reserve as a Lieutenant Colonel.

      Benjamin M. Mast (director since 2001). Since 1978, Mr. Mast has served as President of B-L Transport Inc. He is also the founder and has served as President of Holmes County Amish Flea Market, Inc. since 1990. Mr. Mast is the President of Mast Holdings and serves as the President of the Ohio Flea Market Association, a director of Holmes County Tourism Commission and a member of the East Holmes Building Council.

      Michael D. Meenan (director since 1999). Since 1989, Mr. Meenan has served as the President and owner of Riverview Industrial Wood Products, Inc. based in Wooster. He graduated from Kent State University in 1976 with a bachelor's degree in business administration. Mr. Meenan is a member and past president of the Wooster All Sports Booster Club and has served on the Wooster City Charter Review Commission.

      Steven G. Pettit (Senior Loan Officer, President of Stark County Division and director since 2001). Mr. Pettit is Senior Loan Officer and President, Stark County Region, Ohio Legacy Bank. Mr. Pettit has 15 years of commercial banking experience in a number of lending positions in both Stark and Wayne Counties. From February to September 1999, Mr. Pettit held the position of Senior Vice President, Senior Loan Officer for two regions of FirstMerit Bank, N.A. From March 1996 to February 1999, Mr. Pettit held the same position at Signal Bank, N.A., a $1.8 billion financial institution. From January 1994 to March 1996, Mr. Pettit served as Manager of Commercial Lending for FirstMerit. Mr. Pettit graduated from the University of Tennessee with a B.S. degree in Business Administration and from Ashland University with an MBA in Executive Management. Mr. Pettit has been a resident of the Canton area his entire life and has been active in various social and civic activities, including Meals on Wheels of Stark and Wayne counties and the United Way.

      Daniel H. Plumly (director since 1999 and Secretary). Since 1981, Mr. Plumly has been a member of Critchfield, Critchfield & Johnston, Ltd. and currently serves as its Managing Member. The law firm has five offices located in north central Ohio. Mr. Plumly served on the board of directors of Signal Corporation and Signal Bank from 1986 to 1999. Mr. Plumly graduated from Muskingum College in 1975 with a B.A. in History and received his J.D. from Case Western Reserve University in 1978. Mr. Plumly is the President of Meals on Wheels of Stark and Wayne counties and has been involved in coaching youth football, basketball and lacrosse. He also serves as a member of the Board of Trustees of the United Methodist Church and as a member of the Board of Directors of Main Street, Inc. Mr. Plumly previously served on the board of Goodwill Industries of Wayne County, Wooster Lacrosse Club and the Wooster Country Club. Mr. Plumly is the Secretary of Ohio Legacy Corp.

      Thomas W. Schervish (director since 1999). Since 1968, Mr. Schervish has served as the owner and President of Stark Management Company, which owns and operates a number of restaurant franchises in the Stark County area. The company also provides management and consulting services to other local businesses. He graduated from the University of Detroit with a B.S. in Marketing. Mr. Schervish is very active in community affairs, including the Pro Football Hall of Fame, Stark Development Board, Rotary, Junior Achievement, Downtown Canton Redevelopment Organizations, Stark Community Foundation Neighborhood Committee and others.

COMPENSATION OF DIRECTORS

      Employee directors receive no compensation for their services as directors. Currently, non-employee directors also receive no compensation for their services. At such time as Ohio Legacy Bank maintains its profitability, the board may consider compensating the non-employee directors. In addition, subject to compliance with the restrictions and requirements of the FDIC stock benefit plan policy, each non-employee director receives automatic awards of nonqualified stock options under the Ohio Legacy Corp Omnibus Stock Option, Stock Ownership and Long-Term Incentive Plan, consisting of options to purchase 2,500 shares awarded on the date of commencement of service as a non-employee director (the "Initial Options"), and, thereafter, annual options to purchase 1,000 shares (the "Annual Options"). Initial Options vest and become exercisable (at an exercise price equal to the fair market value of the shares on the date of the automatic grant of the Initial Option) over a period of five years at the rate of 20 percent per year, while Annual Options vest and become exercisable (at an exercise price equal to the fair market value of Ohio Legacy Corp's shares on the date of the automatic grant of the Annual Option) upon their grant dates. However, due to FDIC regulations, we were restricted from granting options to any non-employee director until one year after the date of our initial public offering. We issued the Initial Options to each non-employee director on February 19, 2002 along with the Annual Options, representing, in the aggregate, options to purchase 38,500 shares at a price of $10.00 per share.

EMPLOYMENT AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS

      We have entered into one-year employment agreements with Mr. Douce, our President and Chief Executive Officer, Mr. Pettit, our Senior Loan Officer and President of Stark County Division, and Mr. Boss, our Senior Vice President of Commercial Lending and President of the Holmes County Division. Each employment agreement renews automatically for an additional year unless either party furnishes at least sixty days prior notice to the other of its intent to terminate the agreement. Upon change of control of Ohio Legacy Corp, each executive officer will have the right to terminate his employment and receive a severance payment equal to 2.99 times his current annual compensation. In addition, all stock options previously granted to each will vest in the event of a termination of employment upon a change in control.

OMNIBUS STOCK OPTION, STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN

      We have adopted an Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan, which is designed to attract qualified individuals to serve as directors and employees and to motivate them to contribute to our success and the growth of the value of our shares. The plan provides selected directors and employees with equity ownership opportunities and potentially tax-advantageous future compensation. The following is a summary of the principal provisions of the plan:

      ADMINISTRATION. A compensation committee appointed by our board of directors interprets and administers the plan, and prescribes, amends and rescinds rules relating to the plan, under the supervision and, in most matters, with the approval of the board.

      SHARES AVAILABLE UNDER THE PLAN. A total of 200,000 shares are available for grant under the plan, of which 87,000 have been granted as of the date hereof at an exercise price of $10.00 per share. This amount may be adjusted by the board in cases of any increase or decrease in the number of outstanding common shares from dividend payment, stock split, recapitalization, merger, share exchange acquisition, combination or reclassification.

      TYPES OF AWARDS UNDER THE PLAN. We may grant the following types of awards under the plan to eligible persons:

      -     non-qualified stock options;

      -     incentive stock options; and

      -     restricted stock.

      STOCK OPTIONS TO EMPLOYEES AND DIRECTORS. Under the plan, we will automatically grant 2,500 non-qualified options to each non-employee director at the time that person first becomes a director. In addition, each non-employee director will receive an annual grant of 1,000 non-qualified options during his tenure on the board.

      We may grant incentive stock options, as defined in Section 422 of the Internal Revenue Code, and/or non-qualified stock options to our employees, including employees who also serve as directors. We may, however, only grant non-qualified stock options to non-employee directors and consultants.

      Each option granted under the plan will be evidenced by an option agreement or, in the case of an automatic grant to a non-employee director, a director option agreement.

      The exercise price of an option shall not be less than the fair market value of the underlying common stock on the date of the grant. For a recipient of stock options that already owns more than 10% of the combined voting power of Ohio Legacy Corp at the time of the grant, however, the exercise price of an incentive stock option shall not be less than 110% of such fair market value.

      In the event of a change in control of Ohio Legacy Corp, outstanding options may become immediately exercisable in full at the discretion of the compensation committee. Otherwise, all outstanding options will terminate unless the successor corporation agrees to assume or replace such options with an equivalent entitlement.

      RESTRICTED SHARES. We may also grant restricted shares under the plan to our directors and employees. Each grant of restricted shares will be evidenced by a restricted share grant agreement.

OUTSTANDING WARRANTS

      The organizers of Ohio Legacy Corp were granted warrants to purchase an aggregate of 147,300 shares at the time of closing of our initial share offering in October 2000. The warrants carry no voting rights and vest in approximately equal percentages each year over a three-year period from the date of grant. Each warrant entitles the holder to purchase a share of our common stock at the price of $10.00 per share and will expire ten years from the date of issuance. A total of 49,100 warrants were exercisable at June 30, 2002.

      In addition, as part of our initial share offering, each person purchasing our shares received one warrant for every five shares purchased, resulting in the issuance of 193,000 warrants. The warrants carry no voting rights and may be exercised at any time within the seven years following their issuance. Each warrant entitles the holder to purchase one common share at a purchase price of $10.00 at any time during the life of the warrant. We may call the warrants at $0.10 per warrant. If called, each holder of a warrant must exercise the warrant within 30 days or the warrant will expire with no payment being made to the warrant holder. The warrants only are transferable with the underlying shares in increments of one warrant for every five shares transferred. A total of 500 warrants have been exercised since our initial share offering.

401(K) PLAN

      Ohio Legacy Bank maintains a 401(k) Retirement Plan to which eligible employees may contribute from 1% to 20% of their pay. We do not make matching contributions on behalf of participating employees. Employees who have completed at least six months of service and have attained 21 years of age are generally eligible to participate. Employee contributions are 100% vested as to amounts which are credited to the employee's account.

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth certain information regarding our equity compensation plans. All information set forth below is as of December 31, 2001, per applicable regulations.

                                 Number of securities to be        Weighted-average exercise         Number of securities
                                 issued upon exercise of           price of outstanding              remaining available for
                                 outstanding options,              options, warrants and rights      future issuance under equity
                                 warrants and rights                                                 compensation plans
                                                                                                     (excluding securities
                                                                                                     reflected in (a))
                                              (a)                               (b)                               (c)

Equity compensation plans
approved by security holders                149,100                           $10.00                            100,000

Equity compensation plans not
approved by security holders                  N/A                               N/A                               N/A

TOTAL                                       149,100                           $10.00                            100,000


EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid by Ohio Legacy Corp in respect of services rendered during Ohio Legacy Corp's fiscal year ended December 31, 2001 to Mr. Douce. No other executive officer received an annual salary and bonus that exceeded $100,000.

                                 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION                 FISCAL YEAR               ANNUAL SALARY ($)
---------------------------                 -----------               -----------------
L. Dwight Douce                                 2001                       $100,000
  President and                                 2000                       $100,000
  Chief Executive Officer                       1999                       $      0

STOCK OPTIONS

      We made no grants of stock options during 2001.

      No outstanding options were exercised during 2001. Mr. Douce held no unexercised options at the end of 2001.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have entered into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which directors and officers have a controlling interest, on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions also are restricted by our regulatory agencies, including the Federal Reserve Board. For a discussion of the Federal Reserve Board regulations, please see "Transactions with Affiliates and Insiders" on page __. We believe these transactions do not involve more than the normal risk of collectibility nor present other unfavorable features.

      Loans to individual directors and officers also must comply with Ohio Legacy Bank's lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of that loan application. As of June 30, 2002, the aggregate balance of all such loans was approximately $2.2 million, or 3.2% of the total net loans then outstanding.

      Our Holmes County banking center is leased from an entity which is owned by two of our directors, Messrs. Baker and Jones. See "Description of Properties" beginning on page [___].

      The law firm of Critchfield, Critchfield & Johnston, Ltd. provides legal services to Ohio Legacy Corp and Ohio Legacy Bank. Mr. Plumly is a member in the firm in addition to serving as a director of Ohio Legacy Corp and Ohio Legacy Bank. We believe that the cost of legal services provided by Critchfield, Critchfield & Johnston, Ltd. is similar to that available from a non-affiliated law firm.

      All of our transactions with organizers, directors or other affiliates are approved by a majority of our disinterested directors.

                        SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth, as of September 30, 2002, certain information in respect of beneficial ownership of our shares by each of the members of the board of directors as of that date, by each of the executive officers named in the "Summary Compensation Table" above and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the named individual's spouse, minor children or other relatives living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.


                                                             COMMON SHARES
                                      COMMON                  UNDERLYING
                                      SHARES                   WARRANTS
                                   BENEFICIALLY               EXERCISABLE
        NAME (1)                    OWNED (2)               WITHIN 60 DAYS         TOTAL              PERCENT OF CLASS
        --------                    ---------               --------------         -----              ----------------
DIRECTORS
D. William Allen............             10,000                   9,867              19,867                    1.55%
William T. Baker............             45,000                  10,500              55,500                    4.32
Robert F. Belden (3).......              75,000                  26,200             101,200                    7.88
J. Edward Diamond........                65,000                  26,200              91,200                    7.10
L. Dwight Douce............              65,000                  27,367              92,367                    7.19
Scott J. Fitzpatrick..........           45,000                  22,200              67,200                    5.23
Randy G. Jones...............            10,000                   3,500              13,500                    1.05
Gregory A. Long............              25,000                  18,500              43,500                    3.39
Benjamin M. Mast..........               13,000                   4,100              17,100                    1.33
Michael D. Meenan........                21,500                  17,500              39,000                    3.04
Steven G. Pettit...............          17,000                   6,733              23,733                    1.85
Daniel H. Plumly............             22,000                  17,600              39,600                    3.08
Thomas W. Schervish....                  49,000                  23,000              72,000                    5.61
ALL DIRECTORS AND EXECUTIVE
OFFICERS AS A GROUP
(14 PERSONS)...............             482,500                 220,600             703,100                   54.74%

(1) The business address of each named person is c/o Ohio Legacy Corp, 305 West Liberty Street, Wooster, Ohio 44691.

(2) Includes _______ shares which are not owned but can be purchased within 60 days upon the exercise of vested stock options.

(3) Common shares held in the name of Belden Brick Company, of which Mr. Belden is President.

                            DESCRIPTION OF SECURITIES

GENERAL

      We are authorized to issue up to 2,500,000 common shares, without par value, and 500,000 preferred shares, also without par value. We have no preferred shares outstanding as of the date of this prospectus. Upon completion of this offering, we will have 1,965,500 common shares outstanding.

      Common shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders, and do not have the right to vote cumulatively in the election of directors.

      Our board of directors has full discretion to determine the payment of dividends on common shares. Common shareholders will have equal rights to receive dividends ratably, as and when declared by the board of directors out of funds legally available, subject to the dividend rights of serial preferred shares that may be issued in the future. In the event of any liquidation, dissolution or winding-up of Ohio Legacy Corp, our common shareholders will receive any assets available for distribution.

      Our common shareholders do not have preemptive or preferential rights to purchase or subscribe to any of our common shares or other securities.

      All of the common shares issued pursuant to this offering will be validly issued, fully paid and nonassessable. We act as our own transfer agent and registrar.

SPECIAL VOTE FOR CONTROL SHARE ACQUISITIONS

      Under Ohio law, unless a corporation's articles of incorporation or regulations provide otherwise, any "control share acquisition" of an "issuing public corporation" can be made only with the prior authorization of the corporation's shareholders in accordance with the Ohio control share acquisition statute. As an alternative, an Ohio corporation may include in its articles of incorporation or regulations restrictions on transfer of its shares in connection with a "control share acquisition," including procedures for obtaining the consent of shareholders and for the screening by directors of proposals for such acquisitions. Our articles provide that the control share statute does not apply to us. Specifically, Article Eighth sets forth a procedure for obtaining shareholder consent that is consistent with the control share statute, subject to the right of directors to screen out proposals that do not meet the standards set forth in Article Eighth. The right of the board to screen control share acquisitions is the principal difference between Article Eighth and the requirements of Ohio law which would otherwise be applicable to us.

      A "control share acquisition" is defined in Article Eighth as any acquisition, directly or indirectly, of our common shares which, when added to all of our other common shares owned or controlled by the acquirer, would entitle the acquirer to exercise or direct the exercise of voting power in the election of directors within any of the following ranges of voting power:

      -     one-fifth or more but less than one-third;

      -     one-third or more but less than a majority; and

      -     a majority or more.

      Article Eighth requires that a person proposing to make a control share acquisition deliver a written notice to us describing, among other things, the terms of the proposed acquisition and giving reasonable evidence that the proposed control share acquisition would not be contrary to law and that the person who gave the notice has the financial capacity to make such an acquisition. We are required to call and hold, within fifty (50) days after receipt of the notice, a special meeting of shareholders to vote on the proposed control share acquisition. However, the board of directors has no obligation to call this meeting if it determines that:

      -     the notice was not given in good faith;

      - the proposed control share acquisition would not be in the best interests of Ohio Legacy and its shareholders; or

      - the proposed control share acquisition could not be completed for financial or legal reasons.

      In addition, the board of directors may adjourn the special shareholders meeting if prior to the meeting we have received notice of another proposed control share acquisition, merger, consolidation or sale of assets of the corporation and decided that such proposal should be presented to shareholders instead either at the adjourned meeting or a special meeting to be held at a later date.

      Article Eighth provides that a determination by the board not to call the special shareholders meeting will not be deemed void or voidable with respect to us merely because one or more directors who participate in making the determination might be deemed to be other than "disinterested directors," if in any such case the material facts of the relationship giving rise to a basis for self-interest are known to the directors participating in the determination, and these directors, in good faith reasonably justified by the facts, make this determination by a majority of the "disinterested directors," even though such "disinterested directors" constitute less than a quorum. For these purposes, a "disinterested director" means a director whose material contacts with us are limited principally to activities as a director, a shareholder, a customer or a depositor of Ohio Legacy Corp or any of our subsidiaries or affiliates. However, a director would not be deemed to be other than a "disinterested director" merely because he would no longer be a director if the proposed control share acquisition were approved and consummated.

      The notice to shareholders of the special meeting must include or be accompanied by both the acquiring person's notice and a statement by our board of directors of its position or recommendation with respect to the proposed acquisition or a statement that no position is being taken or recommendation being made.

      Approval of a control share acquisition requires the affirmative vote of both:

      -     a majority of the voting power represented at the meeting, and

      - a majority of that portion of such voting power excluding any "interested shares" -- that is, those shares held by the acquiring person and our officers and directors.

      As drafted, Article Eighth also provides that proxies, which are otherwise irrevocable if coupled with an interest, given in connection with a control share acquisition are revocable at any time prior to obtaining the requisite shareholder vote.

      Any amendment, modification or repeal of Article Eighth requires approval of at least eighty percent of our outstanding voting stock.

      Each stock certificate will have a legend stating that such shares are subject to the provisions of Article Eighth. The issuance or transfer of shares in violation of Article Eighth will be null and void. In the event we are not permitted to treat an issuance or transfer of shares in violation of Article Eighth as null and void, Article Eighth provides that such shares will be treated as treasury shares, not entitling the holder to exercise shareholder rights or receive dividends.

      In the event of a control share acquisition that our board of directors does not approve, it would be possible for the board to authorize the issuance of a series of serial preferred shares with rights and preferences that could impede the completion of such a transaction. The flexibility of the board to take such action will be increased by virtue of the denial of preemptive rights. However, we do not currently have any plans, arrangements, commitments or understandings to issue any serial preferred shares. Any serial preferred shares issued in the future will be on terms which the board of directors deems to be in the best interests of us and our shareholders.

OTHER PROVISIONS

      Some other provisions of our articles and regulations also may tend to discourage attempts to acquire control of Ohio Legacy Corp. These include:

      - advance notice requirements for director nominations and shareholder proposals;

      - provisions which permit a special meeting to be called by shareholders only with the approval of the holders of 50% or more of the outstanding voting shares;

      -     provisions which provide for a classified board of directors.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Section 1701.13 of the Ohio Revised Code provides for the indemnification of officers and directors against liability and expenses that may be incurred by them in the event of an action against them as a result of their service for or on behalf of us. Our code of regulations contains specific provisions with regard to indemnification of our directors and officers, in compliance with the general provisions of Section 1701.13. The rights of indemnification provided in our code of regulations are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  UNDERWRITING

      Friedman, Billings, Ramsey & Co., Inc. is the underwriter for this offering. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from us, 1,000,000 shares. The underwriting agreement provides that the obligations of the Underwriter to pay for and accept delivery of the shares is subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriter is obligated to take and pay for all shares offered (other than those covered by the over-allotment option described below) if any of the shares are taken.

      We have granted the Underwriter an option exercisable for 30 days after the date of this prospectus to purchase up to 150,000 additional shares to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. If the Underwriter exercises this option, the Underwriter will have a firm commitment, subject to certain conditions, to purchase all of the shares for which the option is exercised.

      The following table shows the amount per share and total underwriting discounts and commissions we will pay to the Underwriter. The amounts are shown assuming both no exercise and full exercise of the Underwriter's option to purchase up to 150,000 additional shares to cover over-allotments.

                                                                           Per Share      No Exercise     Full Exercise
                                                                           ---------      -----------     -------------
Public offering price.....................................                  $______          $______          $______
Underwriting discounts and commissions to be paid by us...                  $______          $______          $______
Proceeds, before expenses, to us..........................                  $______          $______          $______

      Each of our officers and directors has agreed with the Underwriter, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell any shares or any securities convertible into or exchangeable for shares owned by them without the prior written consent of the Underwriter. However, the Underwriter may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

      The Underwriter proposes to offer our common shares directly to the public at the public offering price per share set forth on the cover page to this prospectus and to certain dealers at this price less a concession not in excess of $_______ per share. The Underwriter may allow, and the dealers may reallow, a concession not in excess of $_______ per share to certain dealers. We expect to incur expenses of approximately $_______ in connection with this offering.

      We have agreed to reimburse the Underwriter for their reasonable out-of-pocket expenses incurred in connection with this offering, as well as the fees of the Underwriter's counsel up to a specified amount. In addition, we have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

      The offering of the common shares is made for delivery when, as and if accepted by the Underwriter and subject to prior sale and to withdrawal or cancellation of the offer without notice. The Underwriter reserves the right to reject any offer for the purchase of the shares.

      In connection with this offering, the Underwriter is permitted to engage in certain transactions that stabilize the price of our shares. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our shares. If the Underwriter creates a short position in our shares in connection with this offering by selling more than 1.0 million shares, the Underwriter may reduce that short position by purchasing our common shares in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. Neither the Underwriter nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares. In addition, neither the Underwriter nor we make any representation that the Underwriter will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

      The Underwriter has informed us that they do not intend to confirm sales of the shares offered by this prospectus to any accounts over which they exercise discretionary authority.

      In the ordinary course of its business, the Underwriter may in the future from time to time provide investment banking and general financing and banking services to us and certain of our affiliates, for which they may in the future receive customary fees. The Underwriter rendered no services to us during the past 12 months.


                                  LEGAL MATTERS

      The validity of the shares offered with this prospectus has been passed upon for us by Squire, Sanders & Dempsey L.L.P. Certain legal matters relating to this offering will be passed upon for the underwriter by Vorys, Sater, Seymour and Pease LLP.

                                     EXPERTS

      The consolidated financial statements of Ohio Legacy Corp and its subsidiaries as of December 31, 2001 and December 31, 2000 and for the years then ended included in this prospectus and in the Registration Statement, have been audited by Crowe, Chizek and Company LLP, independent public accountants, as set forth in their report dated February 19, 2002, which appears elsewhere herein and in the Registration Statement. These financial statements have been included herein in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.


                               WHERE YOU CAN FIND
                                MORE INFORMATION

      This prospectus is part of the registration statement that we have filed with the Securities and Exchange Commission and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document. You may read and copy the registration statement, its exhibits and any other documents filed by us at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public at the SEC's internet site located at http://www.sec.gov.

      In the first quarter of 2001 we became subject to the information requirements of the Securities Exchange Act of 1934 and accordingly have thereafter filed with the SEC all required annual, quarterly and current reports, proxy statements and other information. You may read and copy any document that we have or will file at the public reference facilities of the SEC at the address set forth above or at the SEC's internet site.

                                OHIO LEGACY CORP
                                  Wooster, Ohio

                              FINANCIAL STATEMENTS

                                OHIO LEGACY CORP

                                  Wooster, Ohio

                              FINANCIAL STATEMENTS


                                    CONTENTS




UNAUDITED FINANCIAL STATEMENTS JUNE 30, 2002

     CONSOLIDATED BALANCE SHEETS............................................F-1

     CONSOLIDATED STATEMENTS OF OPERATIONS..................................F-2

     CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS).................F-3

     CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY...F-4

     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS........................F-5

     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.........................F-6

AUDITED FINANCIAL STATEMENTS DECEMBER 31, 2001

     REPORT OF INDEPENDENT AUDITOR.........................................F-13

     CONSOLIDATED BALANCE SHEETS...........................................F-14

     CONSOLIDATED STATEMENTS OF OPERATIONS.................................F-15

     CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY..F-16

     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS.......................F-17

   NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS..........................F-18

                                OHIO LEGACY CORP
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


ITEM   1. Financial Statements

                                                                June 30,        December 31,
                                                                  2002             2001
                                                             -------------     -------------
ASSETS
Cash and due from banks..................................... $   4,157,580     $   2,102,438
Federal funds sold..........................................     5,458,000         6,596,000
                                                             -------------     -------------
     Cash and cash equivalents..............................     9,615,580         8,698,438
Securities available for sale...............................    35,846,931        16,177,938
Loans, net..................................................    69,969,177        51,426,133
Federal Reserve Bank stock..................................       290,100           221,300
Premises and equipment, net.................................     2,287,519         1,592,977
Accrued interest receivable and other assets................       855,763           452,771
                                                             -------------     -------------

     Total assets........................................... $ 118,865,070     $  78,569,557
                                                             =============     =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Noninterest-bearing...................................  $   5,620,466     $   2,466,958
     Interest-bearing demand...............................      8,676,891         9,434,851
     Savings...............................................     38,773,818        14,830,102
     Certificates of deposit...............................     53,861,228        43,784,548
                                                             -------------     -------------
         Total deposits....................................    106,932,403        70,516,459
Capital lease obligation...................................        986,468           541,130
Obligated mandatorily redeemable capital securities of
  subsidiary trust.........................................      3,325,000                --
Other borrowed funds.......................................        105,000                --
Accrued interest payable and other liabilities.............        575,180           595,618
                                                             -------------     -------------
     Total liabilities.....................................    111,924,051        71,653,207

SHAREHOLDERS' EQUITY
Preferred stock, no par value, 500,000 shares authorized,
  no shares issued and outstanding.........................             --                --
Common stock, no par value, 2,500,000 shares authorized,
     965,500 shares issued and outstanding.................      8,988,710         8,988,710
Accumulated deficit........................................     (2,279,684)       (2,114,024)
Accumulated other comprehensive income.....................        231,993            41,664
                                                             -------------     -------------
     Total shareholders' equity............................      6,941,019         6,916,350
                                                             -------------     -------------

         Total liabilities and shareholders' equity........  $ 118,865,070     $  78,569,557
                                                             =============     =============

              See notes to the consolidated financial statements.

                                OHIO LEGACY CORP
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                            Three Months Ended             Six Months Ended
                                                  June 30,                      June 30,
                                                  --------                      --------
                                           2002           2001            2002           2001
                                       -----------     -----------     -----------     -----------
Interest income
     Loans...........................  $ 1,259,810     $   379,683     $ 2,312,449     $   564,513
     Investment securities...........      381,649          16,645         646,456          38,038
     Interest-bearing deposits
       and federal funds sold........       40,118         133,693          73,158         245,761
                                       -----------     -----------     -----------     -----------

         Total interest income.......    1,681,577         530,021       3,032,063         848,312

Interest expense
     Deposits........................      934,415         326,637       1,746,423         460,191
     Other borrowings................      106,029           7,300         131,255           7,300
                                       -----------     -----------     -----------     -----------
         Total interest expense......    1,040,444         333,937       1,877,678         467,491
                                       -----------     -----------     -----------     -----------

Net interest income..................      641,133         196,084       1,154,385         380,821

Provision for loan losses............      125,000          65,550         250,956         110,098
                                       -----------     -----------     -----------     -----------

Net interest income after
  provision for loan losses..........      516,133         130,534         903,429         270,723

Noninterest income
     Service charges and other fees..       59,653          15,454         116,211          22,604
     Other income....................        2,042           3,992           3,823           4,805
                                       -----------     -----------     -----------     -----------
         Total other income..........       61,695          19,446         120,034          27,409

Noninterest expense
     Salaries and benefits...........      277,839         216,510         514,167         439,228
     Occupancy and equipment.........      122,042          75,832         219,720         140,614
     Professional fees...............       50,580          25,756          97,418          53,269
     State franchise taxes...........       22,106          27,577          48,369          55,477
     Data processing.................       58,572          37,500         110,688          72,503
     Stationery and supplies.........       24,525          16,657          49,078          31,325
     Marketing and advertising.......       21,980          17,684          37,848          46,138
     Other expenses..................       64,065          42,036         111,835          87,607
                                       -----------     -----------     -----------     -----------
         Total noninterest expense...      641,709         459,552       1,189,123         926,161
                                       -----------     -----------     -----------     -----------

Net loss.............................  $   (63,883)    $  (309,572)    $  (165,660)    $  (628,029)
                                       ===========     ===========     ===========     ===========

Basic earnings (loss) per share......  $     (0.07)          (0.32)    $     (0.17)    $     (0.65)
                                       ===========     ===========     ===========     ===========
Diluted earnings (loss) per share....  $     (0.07)    $     (0.32)    $     (0.17)    $     (0.65)
                                       ===========     ===========     ===========     ===========

               See notes to the consolidated financial statements.

                                OHIO LEGACY CORP
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                   (Unaudited)

                                                        Three Months Ended            Six Months Ended
                                                             June 30,                     June 30,
                                                             -------                      -------
                                                      2002         2001           2002          2001
                                                   ----------    ---------     ---------     ---------
Net loss.......................................    $ (63,883)    $(309,572)    $(165,660)    $(628,029)

Other comprehensive income
     Unrealized gain on available for sale
       securities arising during the period....      432,390        10,766       190,329         2,672
     Reclassification adjustment for amounts
       realized on securities sales included in
       net income...............................          --            --            --            --
                                                   ---------     ---------     ---------     ---------

Comprehensive income (loss)....................    $ 368,507     $(298,806)    $  24,669     $(625,357)
                                                   =========     =========     =========     =========

              See notes to the consolidated financial statements.

                                OHIO LEGACY CORP
                  CONDENSED CONSOLIDATED STATEMENTS OF CHANGES
                             IN SHAREHOLDERS' EQUITY
                                   (Unaudited)

                                       Three Months Ended             Six Months Ended
                                            June 30,                      June 30,
                                            --------                      --------
                                      2002             2001            2002            2001
                                   -----------     -----------     -----------     -----------
Balance at beginning of period...   $ 6,572,512     $ 7,673,176     $ 6,916,350     $ 7,999,727

Net loss.........................       (63,883)       (309,572)       (165,660)       (628,029)

Change in unrealized gain on
  securities available for sale..       432,390          10,766         190,329           2,672
                                    -----------     -----------     -----------     -----------

Balance at end of period.........   $ 6,941,019     $ 7,374,370     $ 6,941,019     $ 7,374,370
                                    ===========     ===========     ===========     ===========

              See notes to the consolidated financial statements.

                                OHIO LEGACY CORP
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                              Six Months Ended
                                                                                  June 30,
                                                                              ----------------
                                                                           2002              2001
                                                                       ------------     -----------
Cash flows from operating activities
     Net loss..........................................................$   (165,660)    $   (628,029)
     Adjustments to reconcile net loss to net cash from
     operating activities
         Depreciation..................................................      98,661           44,535
         Securities amortization and accretion.........................     (22,957)         (13,429)
         Provision for loan losses.....................................     250,956          110,098
         Net change in:
             Accrued interest receivable and other assets..............    (402,992)        (126,650)
             Accrued expenses and other liabilities....................     (20,438)         186,221
             Deferred loan fees........................................      11,701           39,197
                                                                       ------------     ------------
         Net cash from operating activities............................    (250,729)        (388,057)

Cash flows from investing activities
     Securities available for sale:
         Purchases....................................................  (23,999,175)      (4,501,612)
         Maturities/calls.............................................    4,543,468        1,050,000
     Sale (acquisition) of Federal Reserve Bank stock.................      (68,800)          32,900
     Net change in loans..............................................  (18,805,701)     (19,592,977)
     Purchases of premises and equipment..............................     (340,203)        (411,432)
                                                                       ------------     ------------
         Net cash from investing activities...........................  (38,670,411)     (23,423,121)


Cash flows from financing activities..................................
     Net change in deposits...........................................   36,415,944       30,058,785
     Repayment of capital lease obligation............................       (7,662)          (7,679)
     Proceeds from issuance of mandatorily redeemable capital.........
       securities of subsidiary trust.................................    3,325,000               --
     Proceeds from note payable.......................................      105,000               --
                                                                       ------------     ------------
         Net cash from financing activities...........................   39,838,282       30,051,106
                                                                       ------------     ------------


Increase in cash and cash equivalents.................................      917,142        6,239,928
Cash and cash equivalents at beginning of period......................    8,698,438        7,387,087
                                                                       ------------     ------------

Cash and cash equivalents at end of period............................ $  9,615,580     $ 13,627,015
                                                                       ============     ============

Supplemental disclosures of cash flow information
     Cash paid during the period for
         Interest..................................................... $  1,879,263     $    254,485
         Taxes........................................................           --               --

     Noncash transaction
         Obligation under capital lease...............................      453,000          550,000

              See notes to the consolidated financial statements.

                                OHIO LEGACY CORP
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements include the accounts of the Ohio Legacy Corp ("OLC") and its wholly owned subsidiaries, Ohio Legacy Bank (the "Bank") and Ohio Legacy Trust I (the "Trust"), together referred to as "the Corporation". All significant intercompany accounts and transactions have been eliminated in consolidation.

These interim consolidated financial statements are prepared without audit and reflect all adjustments which, in the opinion of management, are necessary to present fairly the financial position of the Corporation at June 30, 2002, and its results of operations and cash flows for the periods presented. All such adjustments are normal and recurring in nature. The accompanying consolidated financial statements have been prepared in accordance with the instructions of Form 10-QSB and, therefore, do not purport to contain all necessary financial disclosures required by accounting principles generally accepted in the United States of America that might otherwise be necessary in the circumstances, and should be read in conjunction with the financial statements, and notes thereto, of the Corporation for the year ended December 31, 2001, included in its 2001 annual report. Reference is made to the accounting policies of the Corporation described in the notes to financial statements contained in the Corporation's 2001 annual report. The Corporation has consistently followed these policies in preparing this Form 10-QSB.

The Corporation provides financial services through its full service offices in Wooster, Canton, and Millersburg, Ohio. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold. The Bank commenced operations on October 3, 2000.

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance has been recorded to offset the net deferred tax assets as the Corporation has not yet paid any income taxes which would be refundable if these temporary differences reversed.

Earnings (loss) per share computations are based on the weighted average number of shares of common stock outstanding during the year. The weighted average number of shares outstanding for both basic and diluted earnings (loss) per share was 965,500 for all periods presented. Stock warrants for 339,800 and 340,300 shares of common stock were not considered in computing diluted earnings
(loss) per share for the three and six months ended June 30, 2002, and June 30, 2001, respectively, because they were not dilutive. Stock options for 87,000 shares were not considered in computing diluted earnings per share for the three and six months ended June 30, 2002, because they were not dilutive. No options had been granted as of June 30, 2001.

                                OHIO LEGACY CORP
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", which addresses the accounting for such assets arising from prior and future business combinations. Upon the adoption of this Statement, goodwill arising from business combinations is no longer amortized, but rather is assessed regularly for impairment, with any such impairment recognized as a reduction to earnings in the period identified. Other identified intangible assets, such as core deposit intangible assets, continue to be amortized over their estimated useful lives. The Corporation adopted this Statement on January 1, 2002. The adoption of this Statement did not have an impact on the Corporation's financial statements, as it has no intangible assets.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which amends SFAS No. 121 by addressing business segments accounted for as a discontinued operation under Accounting Principles Board Opinion No. 30. This Statement is effective for fiscal years beginning after December 15, 2001. The Corporation currently has no activities within the scope of this standard.

The FASB also recently issued SFAS No. 145 and SFAS No. 146. SFAS No. 145 covers debt extinguishments and leases, and made some minor technical corrections. Gains and losses on extinguishments of debt, always treated as an extraordinary item under a previous standard, will no longer be considered extraordinary, except under very limited conditions. If a capital lease is modified to an operating lease, it will be treated as a sale-leaseback instead of a new lease. SFAS No. 146 covers accounting for costs associated with exit or disposal activities, such as lease termination costs or employee severance costs. The Statement replaces Emerging Issues Task Force (EITF) 94-3, and is to applied prospectively to exit or disposal activities initiated after December 31, 2002. It requires these costs to be recognized when they are incurred rather than at date of commitment to an exit or disposal plan. The Corporation does not expect the adoption of these Standards to be material.

                                OHIO LEGACY CORP
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 2 - SECURITIES

Securities available for sale at June 30, 2002 and December 31, 2001 were as follows.

                                                                 Gross            Gross
                                                Amortized      Unrealized       Unrealized       Fair
                                                   Cost            Gains          Losses         Value
                                                   ----            -----          ------         -----
June 30, 2002
    U.S. Government and federal agency notes    $13,500,505    $   157,640    $      (861)    $13,657,284
    Mortgage backed securities..............     22,114,433        101,605        (26,391)     22,189,647
                                                -----------    -----------    -----------     -----------

    Total...................................    $35,614,938    $   259,245    $   (27,252)    $35,846,931
                                                ===========    ===========    ===========     ===========

December 31, 2001
    U.S. Government and federal agency notes    $11,003,206    $   109,341    $   (21,517)    $11,091,030
    Mortgage backed securities..............      5,133,068          2,555        (48,715)      5,086,908
                                                -----------    -----------    -----------     -----------

    Total...................................    $16,136,274    $   111,896    $   (70,232)    $16,177,938
                                                ===========    ===========    ===========     ===========


Contractual maturities of debt securities at June 30, 2002 were as follows.

                                              Amortized       Fair
                                                Cost          Value
                                                ----          -----
U.S. Government and federal agency notes
       Due one to five years.............   $12,503,060    $12,650,805
       Due five to ten years.............       997,445      1,006,479
       Mortgage backed securities........    22,114,433     22,189,647
                                            -----------    -----------

                                            $35,614,938    $35,846,931
                                            ===========    ===========


No securities were sold during the six months ended June 30, 2002.

                                OHIO LEGACY CORP
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 3 - LOANS

Loans at June 30, 2002 and December 31, 2001 were as follows.

                                       June 30,         December 31,
                                         2002                2001
                                     ------------       ------------
Commercial.......................... $  8,923,554       $  9,599,317
Mortgage loans on real estate:
    1-4 family residential..........   29,375,759         22,051,998
    Multifamily residential.........    4,268,019          1,989,745
    Nonresidential commercial.......   17,469,610         11,574,950
    Construction....................    3,750,822          1,313,401
Consumer............................    6,908,271          5,362,669

                                      -----------        -----------
.....................................   70,696,035         51,892,080
Less:    Allowance for loan losses..     (635,133)          (385,923)
         Net deferred loan fees.....      (91,725)           (80,024)
                                      -----------        -----------

Loans, net.......................... $ 69,969,177       $ 51,426,133
                                     ============       ============

Activity in the allowance for loan losses was as follows.

                                   Three Months Ended             Six Months Ended
                                        June 30,                      June 30,
                                        --------                      --------
                                  2002           2001            2002           2001
                               ---------       ---------      ---------       ---------
Beginning balance............. $ 511,879       $  80,673      $ 385,923       $  36,125
Provision for loan losses.....   125,000          65,550        250,956         110,098
Loans charged-off.............    (1,746)             --         (1,746)             --
Recoveries....................        --              --             --              --
                               ---------       ---------      ---------       ---------

Ending balance................ $ 635,133       $ 146,223      $ 635,133       $ 146,223
                               =========       =========      =========       =========

At June 30, 2002 and December 31, 2001 and for the three and six months ended June 30, 2002 and 2001, the Corporation had no loans which were impaired, on nonaccrual status or past due more than 90 days and still accruing interest.

                                OHIO LEGACY CORP
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 4 - OBLIGATED MANDATORILY REDEEMABLE CAPITAL SECURITIES OF SUBSIDIARY TRUST

In March 2002, the Corporation issued $3,325,000 of 8.25% fixed-rate Obligated Mandatorily Redeemable Capital Securities through a special purpose subsidiary, which will mature March 31, 2022. The Corporation's capital securities may be redeemed by the Corporation, at the Corporation's option, commencing March 31, 2007, at par. $3,100,000 was put into the Bank as a capital contribution and result is included in the Bank's regulatory capital calculations as Tier 1 capital. Directors of the Corporation and their family members, purchased $2,675,000 of the total $3,325,000 issued. Costs associated with the issuance of the Obligated Mandatorily Redeemable Capital Securities, which totaled approximately $80,000, have been capitalized and are being amortized over the term of the Obligated Mandatorily Redeemable Capital Securities.


NOTE 5 - STOCK-BASED COMPENSATION

The Corporation's Board of Directors has adopted an Omnibus Stock Option, Stock Ownership and Long-Term Incentive Plan. A total of 200,000 common shares are available for grants under the plan after the shareholders of Ohio Legacy Corp, at its Annual Meeting on April 15, 2002, authorized the addition of 100,000 shares in the plan. The number of shares may be adjusted by the Board in the event of an increase or decrease in the number of common shares outstanding resulting from dividend payments, stock splits, recapitalization, merger, share exchange acquisition, combination or reclassification.

The following types of awards may be granted under the plan to eligible persons: nonqualified stock options, incentive stock options and restricted stock. On February 19, 2002, the Board authorized the grant of 86,500 options to employees and directors. Each nonemployee Director received 2,500 nonqualified options from the initial grant and 1,000 shares in an annual grant. The initial grant of 2,500 shares will vest annually in equal amounts over a five-year term. In addition, each nonemployee Director received an annual grant of 1,000 nonqualified options, which vested immediately. Employees were initially granted a total of 48,000 nonqualified stock options. Subsequent to the initial grant, 2,500 options were forfeited and an a grant of 3,000 options was authorized to a new employee. The employee stock options will vest after three years. The exercise price of the options granted was $10.00 per share, which was the fair market value of the underlying common stock on the date of the grants. All options expire ten years from the date of the grant. In the event of a change in control of the Corporation, outstanding options may become immediately exercisable in full at the discretion of the compensation committee. Otherwise, all outstanding options will terminate unless the successor corporation agrees to assume or replace such options with an equivalent entitlement.

                                OHIO LEGACY CORP
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 5 - STOCK-BASED COMPENSATION (Continued)

The Corporation granted 147,300 warrants to the Board of Directors and organizers of the Corporation at the time of closing of the initial stock offering in October 2000. The warrants vest in approximately equal percentages each year over a three-year period from the date of grant. Each warrant entitles the holder to purchase a share of common stock at the price of $10.00 per share and will expire ten years from the date of issuance. 49,100 warrants were exercisable at June 30, 2002 and December 31, 2001.


NOTE 6 - STOCK WARRANTS

As part of the initial stock offering of the Corporation which closed in October 2000, the Corporation issued to shareholders one stock warrant for every five shares of stock purchased resulting in the issuance of 193,000 warrants. The warrants carry no voting rights and may be exercised at any time within the seven years following their issuance. Each warrant entitles the holder to purchase one common share at a purchase price of $10.00 at any time during the life of the warrant. The warrants may be called by the Corporation at $0.10 per warrant. If called, each holder of a warrant must exercise the warrant within 30 days or the warrant will expire with no payment being made to the warrant holder. The warrants are only transferable with the underlying common shares in increments of one warrant for every five shares transferred. 500 warrants have been exercised since the Offering.


NOTE 7 - COMMITMENTS AND CONTINGENCIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

                                OHIO LEGACY CORP
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 7 - COMMITMENTS AND CONTINGENCIES (Continued)

The contractual amount of financial instruments with off-balance-sheet risk was as follows at June 30, 2002 and December 31, 2001. To comply with the Bank's legal lending limit, portions of the loans committed below may be sold to other financial institutions.

                                June 30,       December 31,
                                  2002             2001
                               ---------       ----------
Commitments to make loans
    Variable rate...........   $5,664,000      $9,232,000
    Fixed rate..............    1,433,000       2,055,000
Unused lines of credit......    8,618,000       6,266,000

Commitments to make loans are generally made for periods of 30 days or less. The fixed rate loan commitments have interest rates ranging from 5.75% to 8.00% at June 30, 2002 and 6.63% to 9.00% at December 31, 2001.

NOTE 8 - REGULATORY MATTERS

On June 18, 2002, the Bank entered into a formal agreement with the Office of the Comptroller of the Currency (OCC). Under the agreement, the Bank is to adopt and implement certain plans, policies and strategies including a strategic and related staffing plan, management information systems and information security programs, and an independent, ongoing review system for the Bank's loan and lease portfolios. In addition, under the agreement, the Bank must maintain a Tier I capital level of at least 11% of risk-weighted assets and 8% of adjusted total assets. Within 90 days of the date of the agreement, the Bank must also develop a three-year capital program that must include a specific plan for maintaining capital at the specified levels, sources and types of additional capital considering growth projections, and contingency plans should primary sources of capital become unavailable. Under the agreement, until the Bank receives notice from the OCC that it has complied with the OCC-approved Strategic and Staffing Plan, and has received no supervisory objection to its Capital Plan, the Bank's asset growth cannot exceed 5% per calendar quarter.

Additionally, the Agreement prohibits the Board of Directors from declaring or paying any dividends unless the Bank is in compliance with (1) certain statutory requirements, its approved capital program, and the Tier I capital levels set forth in the Agreement, and (2) has notified the OCC. As a holding company without significant assets other than its ownership of the Bank, the Corporation's ability to meet its cash obligations is dependent upon the payment of dividends by the Bank.

The Bank is implementing actions to comply with the provisions of the Agreement. At June 30, 2002, the Bank had a ratio of Tier I capital to risk weighted assets of 13.65% and a ratio of Tier I capital to adjusted total assets of 8.67%.

                         REPORT OF INDEPENDENT AUDITORS




Board of Directors and Shareholders
Ohio Legacy Corp
Wooster, Ohio


We have audited the accompanying consolidated balance sheets of Ohio Legacy Corp (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Ohio Legacy Corp as of December 31, 2001 and 2000, and results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




                                               /s/ Crowe, Chizek and Company LLP

                                               CROWE, CHIZEK AND COMPANY LLP


Columbus, Ohio
February 19, 2002

                                OHIO LEGACY CORP
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2001 and 2000

                                                                   2001               2000
                                                               -----------        -----------
ASSETS

Cash and due from banks....................................... $  2,102,438       $  1,149,087
Federal funds sold............................................    6,596,000          6,238,000
                                                               ------------       ------------
     Cash and cash equivalents................................    8,698,438          7,387,087
Securities available for sale.................................   16,177,938          1,045,415
Loans, net....................................................   51,426,133          4,428,479
Federal Reserve Bank stock....................................      221,300            273,000
Premises and equipment, net...................................    1,592,977            564,313
Accrued interest receivable and other assets..................      452,771            240,273
                                                               ------------       ------------

         Total assets......................................... $ 78,569,557       $ 13,938,567
                                                               ============       ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
     Noninterest-bearing...................................... $  2,466,958       $  1,039,365
     Interest-bearing demand..................................    9,434,851          1,563,139
     Savings..................................................   14,830,102             88,534
     Certificates of deposit..................................   43,784,548          2,878,973
                                                               ------------       ------------
         Total deposits.......................................   70,516,459          5,570,011
Capital lease obligation......................................      541,130                 --
Accrued interest payable and other liabilities................      595,618            368,829
                                                               ------------       ------------
         Total liabilities....................................   71,653,207          5,938,840

SHAREHOLDERS' EQUITY
Preferred stock, no par value, 500,000 shares authorized,
  none outstanding............................................           --                 --
Common stock, no par value, 2,500,000 shares authorized,
  965,500 and 965,000 shares issued and outstanding at
  December 31, 2001 and December 31, 2000, respectively.......    8,988,710          8,983,710
Accumulated deficit...........................................   (2,114,024)          (992,831)
Accumulated other comprehensive income........................       41,664              8,848
                                                               ------------       ------------
         Total shareholders' equity...........................    6,916,350          7,999,727
                                                               ------------       ------------

              Total liabilities and shareholders' equity...... $ 78,569,557       $ 13,938,567
                                                               ============       ============

              See notes to the consolidated financial statements.

                                OHIO LEGACY CORP
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the years ended December 31, 2001 and 2000

                                                                     2001               2000
                                                                  -----------       -----------
Interest income
     Loans....................................................    $ 2,033,780       $    37,684
     Securities...............................................        298,834            12,603
     Interest-bearing deposits, federal funds sold and other..        370,036           121,008
                                                                  -----------       -----------

         Total interest income................................      2,702,650           171,295

Interest expense
     Deposits.................................................      1,615,869            39,569
     Other borrowings.........................................         51,046            26,433
                                                                  -----------       -----------

         Total interest expense...............................      1,666,915            66,002
                                                                  -----------       -----------


Net interest income...........................................      1,035,735           105,293
Provision for loan losses.....................................        349,798            36,125
                                                                  -----------       -----------


Net interest income after provision for loan losses...........        685,937            69,168

Noninterest  income
     Service charges and other fees...........................         99,756               865
     Other income.............................................          7,531               657
                                                                  -----------       -----------

         Total other income...................................        107,287             1,522

Noninterest expense

     Salaries and benefits....................................        868,927           663,101
     Occupancy and equipment..................................        323,738            73,152
     Professional fees........................................        134,683            98,228
     Data processing..........................................        155,945            23,995
     Franchise tax............................................        104,569                70
     Stationery and supplies..................................         65,427            22,328
     Marketing and advertising................................         96,276            14,123
     Telephone................................................         35,873            14,212
     Other expenses...........................................        128,979            35,668
                                                                  -----------       -----------
         Total noninterest expense............................      1,914,417           944,877
                                                                  -----------       -----------

Net loss......................................................    $(1,121,193)      $  (874,187)
                                                                  ===========       ===========


Basic earnings (loss) per share...............................    $     (1.16)      $     (3.57)
                                                                  ===========       ===========
Diluted earnings (loss) per share.............................    $     (1.16)      $     (3.57)
                                                                  ===========       ===========

              See notes to the consolidated financial statements.

                                OHIO LEGACY CORP
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 For the years ended December 31, 2001 and 2000

                                                                             Accumulated
                                                                                Other           Total
                                             Common           Accumulated   Comprehensive    Shareholders'
                                             Stock             Deficit         Income           Equity
Balance, December 31, 1999.............  $   135,000       $  (118,644)      $        --      $    16,356

Proceeds from issuance of
   common stock, net of
   offering costs of $666,290..........    8,848,710                --                --        8,848,710

Comprehensive income:
   Net loss............................           --          (874,187)               --         (874,187)
   Change in net unrealized gain
     (loss) on securities available
     for sale..........................           --                --             8,848            8,848
                                                                                              -----------
       Total comprehensive income......                                                          (865,339)
                                         -----------       -----------       -----------      -----------

Balance, December 31, 2000.............    8,983,710          (992,831)            8,848        7,999,727

Proceeds from exercise of stock
   warrants (500 shares)...............        5,000                --                --            5,000

Comprehensive income:
   Net loss............................           --        (1,121,193)               --       (1,121,193)
   Change in net unrealized gain
     (loss) on securities available
     for sale..........................           --                --            32,816           32,816
                                                                                              -----------
       Total comprehensive income......                                                        (1,088,377)
                                         -----------       -----------       -----------      -----------

Balance, December 31, 2001.............  $ 8,988,710       $(2,114,024)      $    41,664      $ 6,916,350
                                         ===========       ===========       ===========      ===========

              See notes to the consolidated financial statements.

                                OHIO LEGACY CORP
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the years ended December 31, 2001 and 2000

                                                                    2001               2000
                                                                -----------        -----------
Cash flows from operating activities
     Net loss.................................................  $ (1,121,193)      $   (874,187)
     Adjustments to reconcile net loss to net cash from
       operating activities
         Depreciation.........................................       120,820             11,633
         Securities amortization and accretion................       (10,640)            (1,432)
         Provision for loan losses............................       349,798             36,125
         Net change in:
              Accrued interest receivable and other assets....      (212,498)           (76,503)
              Accrued expenses and other liabilities..........       226,789            239,658
              Deferred loan fees..............................        77,449              2,575
                                                                ------------       ------------
         Net cash from operating activities...................      (569,475)          (662,131)

Cash flows from investing activities
     Purchases of securities available for sale...............   (17,220,159)        (1,035,135)
     Maturities/calls of securities available for sale........     2,131,092                 --
     Sale (purchase) of Federal Reserve Bank stock............        51,700           (273,000)
     Net change in loans......................................   (47,424,901)        (4,467,179)
     Purchase of premises and equipment.......................      (599,484)          (575,946)
                                                                ------------       ------------

         Net cash from investing activities...................   (63,061,752)        (6,351,260)

Cash flows from financing activities

     Net change in deposits...................................    64,946,448          5,570,011
     Repayment of capital lease obligation....................        (8,870)                --
     Proceeds from notes payable to shareholders..............            --            665,000
     Repayment of notes payable to shareholders...............            --           (800,000)
     Proceeds from issuance of common stock,
       net of offering costs..................................         5,000          8,848,710
                                                                ------------       ------------
         Net cash from financing activities...................    64,942,578         14,283,721
                                                                ------------       ------------


Increase in cash and cash equivalents.........................     1,311,351          7,270,330

Cash and cash equivalents at beginning of period..............     7,387,087            116,757
                                                                ------------       ------------

Cash and cash equivalents at end of period....................  $  8,698,438       $  7,387,087
                                                                ============       ============


Supplemental disclosures of cash flow information

     Cash paid during the year for
         Interest............................................   $  1,192,233       $     50,327
         Taxes...............................................             --                 --
     Noncash transaction
         Use of capital lease to acquire main office.........        550,000                 --

              See notes to the consolidated financial statements.

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Ohio Legacy Corp and its wholly-owned subsidiary, Ohio Legacy Bank, NA (Bank) together referred to as "the Company." Intercompany transactions and balances are eliminated in consolidation.

The Bank provides financial services through its full service offices in Wooster and Canton, Ohio and its loan origination office in Millersburg, Ohio. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold. The Bank commenced operations on October 3, 2000.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions with original maturities of less than 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Other securities such as Federal Reserve Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at the lower of cost or fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the asset useful lives primarily using the straight line method.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

Stock Compensation: Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method of SFAS No. 123 to measure expense for options granted, using an option pricing model to estimate fair value.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and stock warrants.

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

New Accounting Pronouncements: A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of this standard on January 1, 2002 will not have a material effect on the Company's financial statements.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Company or by the Company to shareholders. Furthermore, as part of the Bank's approval by the regulatory agencies, it is prohibited from paying dividends to the Company for a period of three years after inception without prior approval by the Federal Reserve Bank.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While the Company's chief decision-makers monitor the revenue streams of the various Company products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's financial service operations are considered by management to be aggregated in one reportable operating segment.

Stock Split: As part of its initial capitalization, the Company sold 135 shares of common stock at a price of $1,000 per share to its nine organizing directors, totaling $135,000. Just prior to the closing of the Company's initial public offering on October 2, 2000, a 100-to-1 stock split was declared. All share information has been retroactively adjusted to reflect the effect of the 100-to-1 stock split.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE 2 - ORGANIZATION

The Company was incorporated under the laws of the State of Ohio in July 1999. During 1999 and a significant portion of 2000, the Company's activities were limited to the organization of the Bank, as well as preparation for and completion of a common stock offering (the "Offering"). In October 2000, the Company sold 951,500 shares of common stock at a price of $10 per share resulting in proceeds of $8,848,710, net of offering costs of $666,290. A substantial portion of the proceeds of the Offering were used by the Company to provide the initial capitalization of the Bank which occurred in October 2000. The Company was a development stage company until October 3, 2000, at which time the Bank began operations.

NOTE 3 - SECURITIES

Year-end securities available for sale were as follows.

                                                                        Gross          Gross
                                                      Amortized      Unrealized     Unrealized      Fair
                                                        Cost            Gains         Losses        Value
                                                        ----            -----         ------        -----
2001
    U.S. Government and federal agency              $ 11,003,206    $    109,341   $   (21,517)  $ 11,091,030
    Mortgage-backed securities                         5,133,068           2,555       (48,715)     5,086,908
                                                    ------------    ------------   -----------   ------------

       Total                                        $ 16,136,274    $    111,896   $   (70,232)  $ 16,177,938
                                                    ============    ============   ===========   =============

2000
    U.S. Government and federal agency              $  1,036,567    $      8,848   $        --   $  1,045,415
                                                    ============    ============   ===========   ============

Contractual maturities of debt securities at year-end 2001 were as follows.

                                             Amortized        Fair
                                                Cost          Value
                                                ----          -----
Due in one year to five years               $10,503,206   $ 10,588,868
Due in five years to ten years                  500,000        502,162
Mortgage-backed securities                    5,133,068      5,086,908
                                            -----------   ------------
   Total                                    $16,136,274   $ 16,177,938
                                            ===========   ============

No securities were sold during 2001 or 2000.

As of December 31, 2001, one security in the amount of $10,000 was pledged to secure public funds deposits.

At year end 2001, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 4 - LOANS

Loans at year-end were as follows.

                                         2001               2000
                                     ------------       ------------
Commercial.......................    $  9,599,317       $  1,442,794
Mortgage loans on real estate:
    Residential..................      24,041,743          1,212,018
    Commercial...................      11,574,950            887,330
    Construction.................       1,313,401            550,000
Consumer.........................       5,362,669            375,037
                                     ------------       ------------
                                       51,892,080          4,467,179
Less: Allowance for loan losses..        (385,923)           (36,125)
      Net deferred loan fees.....         (80,024)            (2,575)
                                     ------------       ------------

Loans, net.......................    $ 51,426,133       $  4,428,479
                                     ============       ============

Activity in the allowance for loan losses for the year was as follows.

                                 2001          2000
                               --------      --------
Beginning balance............  $ 36,125      $     --
Provision for loan losses....   349,798        36,125
Loans charged-off............        --            --
Recoveries...................        --            --
                               --------      --------

Ending balance...............  $385,923      $ 36,125
                               ========      ========

The Company had no impaired loans at December 31, 2001 and 2000 or during the years ended December 31, 2001 and 2000.

Loans to principal officers, directors, and their affiliates in 2001 were as follows.

Beginning balance.......................  $    91,500
New loans...............................    3,275,729
Effect of changes in related parties....         --
Repayments..............................     (842,526)
                                          -----------

Ending balance..........................  $ 2,524,703
                                          ===========

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

                                          2001            2000
                                       ----------      ----------
Office building......................  $  550,000      $       --
Leasehold improvements...............     445,348         106,574
Furniture, fixtures and equipment....     730,082         469,372
                                       ----------      ----------
                                        1,725,430         575,946
Accumulated depreciation.............     132,453          11,633
                                       ----------      ----------

                                       $1,592,977      $  564,313
                                       ==========      ==========

Depreciation expense was $120,820 for 2001, and $11,633 for 2000.

The Company's headquarters and the Wayne County banking center is located at 305 West Liberty Street, Wooster, Ohio 44691. At December 31, 2000, the Company had paid a $5,000 nonrefundable lease execution fee that was expensed and included in occupancy and equipment expense and extension payments totaling $100,000 that were included in other assets. The extension payments were credited dollar-for-dollar against monthly rent installments. The initial rent during the construction period was the prime rate plus 1/2% times the construction-financing amount. Following the initial rent, monthly rent for the first five years is base rent of $4,200 plus an amount equal to the monthly payment to amortize the construction costs of $550,000 over 180 months, with an interest rate of prime at the time of the commencement of the construction, which was 9.5%, plus 0.5%. The base rent increases every five years by the percentage increase in the Consumer Price Index over the same five-year period. The building portion of the lease is accounted for as a capital lease while the land portion of the lease is accounted for as an operating lease due to the land exceeding 25% of the total fair value of the property.

The Stark County banking center is located at 4026 Dressler Road in North Canton, Ohio. The Corporation has entered a ten-year lease agreement for the property with two five-year renewal options. Annual rent payments will be $59,505 for the first five years of the lease, with the lease increasing 15% for each five-year term thereafter. Additionally, the Company will pay $8,000 annually for the drive-through area for the term of the lease. The lease is being accounted for as an operating lease.

The Company leases office space for its loan production office in Millersburg on a month-to-month basis that is expected to end in March 2002. Monthly rent expense under this operating lease is $800.

Rent expense for 2001 was $117,541, and for 2000 was $37,758. Estimated rental commitments under these leases for their noncancelable periods assuming the Consumer Price Index increases by 13.36% each five years were as follows.

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 5 - PREMISES AND EQUIPMENT (Continued)

                                              Operating        Capital
                                               Leases          Lease
                                               ------          -----
         2002..............................  $  101,356      $   89,873
         2003..............................      98,956          89,873
         2004..............................      98,956          89,873
         2005..............................     100,443          89,873
         2006..............................     110,706          97,946
         Thereafter........................     650,117       1,020,544
                                             ----------      ----------

Total minimum lease payments...............  $1,160,534       1,477,982
                                             ==========

Amounts representing interest..............                     936,852
                                                             ----------

Present value of minimum lease payments....                  $  541,130
                                                             ==========

On October 10, 2001, the Company agreed to lease a new banking center in Millersburg, Ohio from directors and shareholders of the Company. The term of the lease is for fifteen years beginning upon occupancy of the property which is expected to be in April 2002. Rent, based upon construction costs of $550,000, will be $87,000 annually for the first five years on this 4,000 square foot property. Annual rent increases to $96,000 for years six through ten and $105,000 for years eleven through fifteen. All construction costs in excess of the $550,000 will be paid by the Company. The lease is expected to be accounted for as a capital lease.


NOTE 6 - DEPOSITS

Time deposits of $100,000 or more were $11,706,093 at year-end 2001 and $1,734,607 at year-end 2000.

Scheduled maturities of time deposits for the next five years were as follows.

2002...................  $ 24,558,047
2003...................     3,456,800
2004...................    15,585,084
2005...................        38,231
2006...................        46,386
Thereafter.............       100,000
                         ------------

                         $ 43,784,548
                         ============

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 7 - INCOME TAXES

There was no income tax expense for 2001 or 2000 as the Company has experienced a tax net operating loss since its inception.

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                         2001            2000
                                                      ---------       ---------
Federal statutory rate times financial statement
  loss at 34%.......................................  $(381,205)      $(297,224)
Effect of:
    Deferred tax valuation allowance................    380,718         272,836
    Capitalized escrow interest.....................         --          21,634
    Other, net......................................        487           2,754
                                                      ---------       ---------
    Total...........................................  $      --       $      --
                                                      =========       =========

Year-end deferred tax assets and liabilities were due to the following.

                                                   2001            2000
                                                ---------       ---------
Deferred tax assets:
    Net operating loss carryforward............ $ 387,031       $ 115,431
    Accrual to cash adjustment.................    36,711            --
    Organizational costs capitalized...........   163,819         207,504
    Bad debt deduction.........................   101,652          12,283
    Deferred loan fees.........................    27,208            --
    Other......................................       230             875
                                                ---------       ---------
         Total.................................   716,651         336,093

Deferred tax liabilities:
    Depreciation...............................   (21,687)           --
    Accrual to cash adjustment.................      --           (21,307)
    Other......................................    (1,071)         (1,611)
                                                ---------       ---------
         Total.................................   (22,758)        (22,918)
                                                ---------       ---------

Net deferred tax assets........................   693,893         313,175
Valuation allowance on deferred tax assets.....  (693,893)       (313,175)
                                                ---------       ---------

         Net................................... $    --         $    --
                                                =========       =========

A valuation allowance has been recorded to offset the net deferred tax assets as the Company has not yet paid any income taxes which would be refundable if these timing differences were reversed and there is no assurance of future taxable income.

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 7 - INCOME TAXES (Continued)

At December 31, 2001, the Company had operating loss carryforwards of $1,138,326 which can be used to offset future taxable income. Unused net operating loss carryforward totals and the year of expiration were as follows.

   Amount              Expiration Date
   ------              ---------------
$   339,504           December 31, 2020
    798,822           December 31, 2021
-----------

$ 1,138,326
===========

NOTE 8 - STOCK-BASED COMPENSATION

The Company's Board of Directors has adopted an Omnibus Stock Option, Stock Ownership and Long-Term Incentive Plan. A total of 100,000 common shares are available for grants under the plan. The number of shares may be adjusted by the Board in the event of an increase or decrease in the number of common shares outstanding resulting from dividend payments, stock splits, recapitalization, merger, share exchange acquisition, combination or reclassification.

The following types of awards may be granted under the plan to eligible persons: nonqualified stock options, incentive stock options and restricted stock. Under the plan, each nonemployee Director will be granted 2,500 nonqualified options at the time or soon after that person first becomes a Director. The initial option grant will vest annually in equal amounts over a three-year term. In addition, each nonemployee Director will receive an annual grant of 1,000 nonqualified options during his tenure on the Board, which will vest immediately. The exercise price of an option shall not be less than the fair market value of the underlying common stock on the date of the grant. In the event of a change in control of the Company, outstanding options may become immediately exercisable in full at the discretion of the compensation committee. Otherwise, all outstanding options will terminate unless the successor corporation agrees to assume or replace such options with an equivalent entitlement. No options had been granted through December 31, 2001. On February 19, 2002, the Board authorized the grant of 89,000 options to employees and directors under the Omnibus Stock Option, Stock Ownership and Long-Term Incentive Plan.

The Company granted 147,300 warrants to the Board of Directors of the Company at the time of closing of the stock offering. The warrants vest in approximately equal percentages each year over a three-year period from the date of grant. Each warrant entitles the holder to purchase a share of common stock at the price of $10.00 per share and will expire ten years from the date of issuance. 49,100 warrants were exercisable at year-end 2001.

The Company is accounting for this stock-based compensation under Accounting Principles Board No. 25 and as such will disclose the pro forma impact of the warrant grant on net income in accordance with Statement of Financial Accounting Standards No. 123. The fair value of the warrants granted to Directors and organizers of the Company using an options-pricing model was $3.13 using the following assumptions in the computation: risk-free interest rate of 5.87%, expected life of 10 years, and an expected dividend rate of 1.40%. The pro forma net loss using the fair-value method to measure compensation cost for stock warrants is shown below.

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 8 - STOCK-BASED COMPENSATION (Continued)

                                                       2001              2000
                                                  -------------       -----------
Net loss as reported                              $  (1,121,193)      $  (874,187)
Pro forma net loss                                   (1,274,876)         (911,660)

Basic and diluted loss per share as reported      $       (1.16)      $     (3.57)
Pro forma basic and diluted loss per share                (1.32)            (3.72)

NOTE 9 - STOCK WARRANTS

As part of the Offering, the Company issued to shareholders one stock warrant for every five shares of stock purchased resulting in the issuance of 193,000 warrants. The warrants carry no voting rights and may be exercised at any time within the seven years following their issuance. Each warrant entitles the holder to purchase one common share at a purchase price of $10.00 at any time during the life of the warrant. The warrants may be called by the Company at any time after the first year of issuance at $0.10 per warrant. If called, each holder of a warrant must exercise the warrant within 30 days or the warrant will expire with no payment being made to the warrant holder, other than the $0.10 per warrant. The warrants are only transferable with the underlying common shares in increments of one warrant for every five shares transferred. 500 warrants were exercised during 2001. No warrants were exercised in 2000.

NOTE 10 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 10 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON
RETAINED EARNINGS (Continued)

Actual and required capital amounts (in thousands) and ratios are presented below at year-end.

                                                                                          To Be Well
                                                                                      Capitalized Under
                                                                For Capital           Prompt Corrective
                                          Actual             Adequacy Purposes        Action Provisions
                                          ------             -----------------        -----------------
                                   Amount       Ratio       Amount        Ratio      Amount       Ratio
                                   ------       -----       ------        -----      ------       -----
2001
----
Total Capital to risk
  weighted assets...............   $7,254         14.1%     $4,111         8.0%      $5,139        10.0%

Tier 1 (core) Capital to risk
  weighted assets...............    6,868        13.4        2,055         4.0        3,083         6.0

Tier 1 (core) Capital to
  average assets................    6,868        10.1        2,722         4.0        3,403         5.0


2000
----
Total Capital to risk
  weighted assets...............   $8,024       125.1%      $  513         8.0%      $  641        10.0%

Tier 1 (core) Capital to risk
  weighted assets...............    7,988       124.6          257         4.0          385         6.0

Tier 1 (Core) Capital to
  average assets................    7,988        80.2          398         4.0          498         5.0

The payment of dividends by the Bank to Ohio Legacy is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current and prior two years retained earnings, as defined. In addition, dividends may not reduce capital levels below the minimum regulatory requirements as described below. Furthermore, as part of the Bank's approval by the regulatory agencies, it is prohibited from paying dividends to the Company for a period of three years after inception without prior approval by the Federal Reserve Bank. Therefore, the Bank does not expect to pay dividends to the Company prior to October 2003.


NOTE 11 - COMMITMENTS AND CONTINGENCIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 11 - COMMITMENTS AND CONTINGENCIES (Continued)


The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

                                                  2001           2000
                                                  ----           ----
     Commitments to make loans
         Variable rate                       $ 9,232,000     $ 3,892,000
         Fixed rate                            2,055,100       2,709,000
     Unused lines of credit                    6,266,117       1,293,000

Commitments to make loans are generally made for periods of 30 days or less. The fixed rate loan commitments have interest rates ranging from 6.625% to 9.00% at December 31, 2001 and 7.50% to 10.75% at December 31, 2000.

The Bank has entered into one-year employment agreements with its Chief Executive Officer and President, its Senior Loan Officer and President of the Stark County Division and its Senior Vice President of Commercial Lending. Each employment agreement will renew automatically for an additional year unless either party furnishes at least sixty days notice to the other of its intent to terminate the agreement. The agreements also entitle the employees to participate in any formally established stock option, health insurance and other fringe benefit plans for which management personnel are eligible. In the event of a change in control, parties would receive 2.99 times their annual compensation.


NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end.

                                                          2001                                  2000
                                                          ----                                  ----
                                               Carrying            Fair              Carrying            Fair
                                                Amount             Value              Amount             Value
                                                ------             -----              ------             -----
     Financial assets
         Cash and cash equivalents          $  8,698,438       $  8,698,000       $  7,387,087       $  7,387,000
         Securities available for sale        16,177,938         16,178,000          1,045,415          1,045,000
         Loans, net                           51,426,133         51,580,000          4,428,479          4,423,000
         Federal Reserve Bank stock              221,300            221,000            273,000            273,000
         Accrued interest receivable             372,556            373,000             42,959             43,000

     Financial liabilities
         Deposits                            (70,516,459)       (71,404,000)        (5,570,011)        (5,593,000)
         Accrued interest payable               (490,357)          (490,000)           (15,675)           (16,000)

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Reserve Bank stock, accrued interest receivable and payable, demand deposits, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. The estimated fair value for other financial instruments and off-balance sheet loan commitments are considered nominal.

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 13 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION


Condensed financial information of the parent company follows.

CONDENSED BALANCE SHEETS,
December 31

                                                        2001            2000
                                                        ----            ----
     ASSETS

     Cash and cash equivalents.....................  $    6,593      $   13,839
     Investment in banking subsidiary..............   6,909,863       7,997,117
                                                     ----------      ----------

     Total assets..................................  $6,916,456      $8,010,956
                                                     ==========      ==========

     LIABILITIES AND EQUITY
     Accrued expenses and other liabilities........  $      106      $   11,229
     Shareholders' equity..........................   6,916,350       7,999,727
                                                     ----------      ----------

     Total liabilities and shareholders' equity....  $6,916,456      $8,010,956
                                                     ==========      ==========

CONDENSED STATEMENTS OF INCOME,
For the years ended December 31, 2001 and December 31, 2000

                                                        2001              2000
                                                        ----              ----
     Interest expense.............................  $        --       $   (26,433)
     Other expense................................       (1,122)         (323,521)
                                                    -----------       -----------


     Loss before undistributed subsidiary loss....       (1,122)         (349,954)
     Equity in undistributed subsidiary loss......   (1,120,071)         (524,233)
                                                    -----------       -----------

     Net loss.....................................  $(1,121,193)      $  (874,187)
                                                    ===========       ===========

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 13 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS,
For the year ended December 31, 2001 and December 31, 2000

                                                                   2001              2000
                                                                   ----              ----
     Cash flows from operating activities

       Net loss.............................................   $(1,121,193)      $  (874,187)
       Adjustments:
         Equity in undistributed subsidiary loss............     1,120,071           524,233
         Net change in other assets and other liabilities...       (11,124)           45,828
                                                               -----------       -----------
             Net cash from operating activities.............       (12,246)         (304,126)

     Cash flows from investing activities
       Investments in subsidiary............................            --        (8,512,502)

     Cash flows from financing activities
       Proceeds from notes payable to shareholders..........            --           665,000
       Repayment of notes payable to shareholders...........            --          (800,000)
       Proceeds from issuance of common stock,
         net of offering costs..............................         5,000         8,848,710
                                                               -----------       -----------
         Net cash from financing activities.................         5,000         8,713,710
                                                               -----------       -----------



     Net change in cash and cash equivalents................        (7,246)         (102,918)
     Beginning cash and cash equivalents....................        13,839           116,757
                                                               -----------       -----------

     Ending cash and cash equivalents.......................   $     6,593       $    13,839
                                                               ===========       ===========

                                OHIO LEGACY CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 14 - EARNINGS (LOSS) PER SHARE

The factors used in the earnings (loss) per share computation follows.

                                                               2001              2000
                                                               ----              ----
     Basic
         Net loss.......................................  $ (1,121,193)      $  (874,187)
                                                          ============       ===========
         Weighted average common shares
           outstanding..................................       965,151           244,876
                                                          ============       ===========

         Basic earnings (loss) per common share.........  $      (1.16)      $     (3.57)
                                                          ============       ===========

     Diluted
         Net loss.......................................  $ (1,121,193)      $  (874,187)
                                                          ============       ===========

         Weighted average common shares
           outstanding for basic earnings (loss) per
           common share.................................       965,151           244,876
         Add:  Dilutive effects of assumed
           exercises of stock warrants..................            --                --
                                                          ------------       -----------

         Average shares and dilutive potential
           common shares................................       965,151           244,876
                                                          ============       ===========

         Diluted earnings (loss) per common share.......  $      (1.16)      $     (3.57)
                                                          ============       ===========

Stock warrants for 339,800 and 340,300 shares of common stock were not considered in computing diluted earnings per common share for 2001 or 2000, respectively, because they were not dilutive. No stock options were granted during 2001 or 2000.


NOTE 15 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows.

                                                       2001         2000
                                                       ----         ----
     Unrealized holding gains and losses on
       available-for-sale securities................  $32,816      $ 8,848
     Less reclassification adjustments for gains
       and losses later recognized in income........       --           --
                                                      -------      -------
     Net unrealized gains and losses................   32,816        8,848
     Tax effect.....................................       --           --
                                                      -------      -------

     Other comprehensive income.....................  $32,816      $ 8,848
                                                      =======      =======

                              PART II TO FORM SB-2
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As authorized by Section 1701.13(E) of the Ohio Revised Code, Section 29 of Ohio Legacy's Code of Regulations provides that directors and officers of Ohio Legacy may, under certain circumstances, be indemnified against expenses, including attorneys' fees, and from other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 29 also provides that directors and officers may be indemnified against expenses, including attorneys' fees, incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

         Under an insurance policy maintained by us, our directors and officers are insured within the limits and subject to the limitations of the policy, against specific expenses in connection with the defense of specified claims, actions, suits or proceedings, and specified liabilities which might be imposed as a result of claims, actions, suits or proceedings, which may be brought against them by reason of being or having been directors or officers of Ohio Legacy Corp or Ohio Legacy Bank.

RECENT SALES OF UNREGISTERED SECURITIES

         In August 1999, as part of its initial capitalization, Ohio Legacy sold 350 common shares at a price of $1,000 per share to its nine (9) organizing directors, totaling $350,000, in an offering exempt from registration under
Section 4(2) of the Securities Act. No underwriters were involved in the sale and no underwriting discounts or commissions were paid.

         Other than as described above, there have been no securities of Ohio Legacy sold or issued within the past three years that were not registered under the Securities Act of 1933, as amended.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses of Ohio Legacy in connection with the offering other than underwriting discounts or commissions.

                  SEC Registration Fee.............................   $    920.00

                  Legal Fees and Expenses..........................    165,000.00
                                                                       ----------
                  Accounting Fees and Expenses....................
                                                                       ----------
                  Printing and Engraving Expenses.................
                                                                       ----------
                  Blue Sky Fees and Expenses.......................     14,100.00
                                                                       ----------
                  Transfer Agent and Registrar Fees and Expenses..
                                                                       ----------
                  Miscellaneous...................................
                                                                       ----------
                       Total......................................    $
                                                                       ----------

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The information required by this Item 27 is set forth in the Index to Exhibits accompanying this Registration Statement and is incorporated herein by reference.

UNDERTAKINGS

1. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and,

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Wooster, and State of Ohio on October __, 2002.

                                    OHIO LEGACY CORP

                                    By:  /s/ L. DWIGHT DOUCE
                                        --------------------------------------
                                        L. Dwight Douce,
                                        President, Chief Executive Officer and
                                        Director
                                        (Principal Executive and Accounting
                                          Officer)

SIGNATURE:                          TITLE:

  /s/ L.DWIGHT DOUCE                President, Chief Executive Officer and
----------------------------        Director
L. Dwight Douce

Gregory Long*                       Director

Michael Meenan*                     Director

Daniel H. Plumly*                   Director

D. William Allen*                   Director

Robert Belden*                      Director

J. Edward Diamond*                  Director

Thomas Schervish*                   Director

Scott Fitzpatrick*                  Director

William T. Baker*                   Director

Randy G. Jones*                     Director

---------------------
*Powers of attorney authorizing L Dwight Douce to sign this Registration Statement on behalf of certain Directors of the Registrant are being filed with the Securities and Exchange Commission herewith (Exhibit 24).

                                  EXHIBIT INDEX

      Exhibit
          No.           Description
          ---           -----------
            1           Form of Underwriting Agreement

          3.1           Articles of Incorporation of Ohio Legacy Corp
                        (incorporated by reference to Registrant's Form SB-2,
                        File No. 333-38328, effective June 1, 2000)

          3.2 Code of Regulations of Ohio Legacy Corp (incorporated by reference to Registrant's Form SB-2, File No. 333-38328, effective June 1, 2000)

          4.1 See Pages 1 through 9 of Exhibit 3.1 for provisions defining the rights of the holders of common shares

          4.2           Form of Ohio Legacy Corp common share certificate
                        (incorporated by reference to Registrant's Form SB-2,
                        File No. 333-38328, effective June 1, 2000)

          4.3 Form of Organizer Stock Purchase Warrant (incorporated by reference to Registrant's Form SB-2, File No.
                        333-38328, effective June 1, 2000)

          4.4 Form of Public Stock Purchase Warrant (incorporated by reference to Registrant's Form SB-2, File No. 333-38328, effective June 1, 2000)

           5            Opinion of Squire, Sanders & Dempsey L.L.P.

        10.1            Omnibus Stock Option, Stock Ownership and Long Term
                        Incentive Plan (incorporated by reference to Registrant's Form SB-2, File No. 333-38328, effective
                        June 1, 2000)

        10.2 Employment Agreement with Mr. Douce (incorporated by reference to Registrant's Form SB-2, File No. 333-38328, effective June 1, 2000)

        10.3 Employment Agreement with Mr. Pettit (incorporated by reference to Registrant's Form SB-2, File No. 333-38328, effective June 1, 2000)

        10.4            Lease Agreement dated August 24, 1999 by and between
                        Jack K. and Heidi M. Gant and Ohio Legacy Corp
                        (incorporated by reference to Registrant's Form SB-2,
                        File No. 333-38328, effective June 1, 2000)

        10.5            Lease Agreement dated November 30, 1999 by and between
                        Schoeppner Properties and Ohio Legacy Corp (incorporated by reference to Registrant's Form SB-2, File No.
                        333-38328, effective June 1, 2000)

        10.6 Employment Agreement with Mr. Boss (incorporated by reference to the Registrant's December 31, 2001 10-KSB filed April 1, 2002)

        10.7 Lease Agreement dated October 2001 by and between the Registrant and She-Bree's L.L.C. (incorporated by reference to the Registrant's December 31, 2001 10-KSB filed April 1, 2002)

          11            Statement Regarding Computation of Per Share Earnings
                        (incorporated by reference to page 20 of the Annual
                        Report filed as Exhibit 13 to Registrant's Form 10-KSB) for the fiscal year ended ___________, as filed with the Commission on _______________)

          13 2001 Annual Report to Shareholders (incorporated by reference to Exhibit 13 to Registrant's Form 10-KSB for the fiscal year ended ___________, as filed with the Commission on __________________________)

          21            Subsidiaries of Ohio Legacy Corp

        23.1            Consent of Squire, Sanders & Dempsey L.L.P. (see Exhibit
                        5)

        23.2            Consent of Crowe, Chizek and Company L.L.P.

          24            Power of Attorney
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